Exhibit 10.13

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AND COMMERCIALIZATION AGREEMENT

THIS LICENSE AND COMMERCIALIZATION AGREEMENT (“Agreement”) dated as of July 28, 2017 (“Signing Date”) is entered into between Bioprojet Société Civile de Recherche, an independent (privately owned) research company organized under the laws of France and having its principal place of business at 30, rue des Francs-Bourgeois, 75003 Paris, France (“Bioprojet SCR” and together with its Affiliates, including Bioprojet Pharma SARL and Bioprojet Europe Ltd., “Bioprojet”) and Harmony Biosciences, LLC, a limited liability company organized under the laws of Delaware and having its principal place of business at 1033 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062 (“Partner”).

BACKGROUND

A.    Bioprojet has developed the Product (as defined below) and owns or controls certain patents, know-how and other intellectual property relating to the Product;

B.    Partner has experience in marketing and distributing pharmaceutical products in the Partner Territory; and

C.    Partner and Bioprojet wish to enter into an agreement whereby Bioprojet will grant to Partner, and Partner will obtain, certain exclusive rights and licenses under the Licensed Assets to Commercialize the Product in the Field and the Partner Territory, provided that Bioprojet will retain the right to develop and Commercialize the Product anywhere in the world for the Bioprojet Territory, all on the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below, except as otherwise provided herein.

1.1    “Affiliate” of a Party shall mean any person, corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) shall mean the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting share capital in such person, corporation, or other entity, or by contract or otherwise.

1.2    “Annual Net Sales” means, with respect to a particular Contract Year , all Net Sales during such Contract Year.

1.3    “API” shall mean the active pharmaceutical ingredient pitolisant hydrochloride (INN).

1.4    “Assigned Contracts” shall mean the contracts and agreements, if any, to which Bioprojet is a party, or by which Bioprojet is bound, relating to the Product and that may be assigned (in whole or in part) to Partner by Bioprojet pursuant to Section 9.3(e) of this Agreement, all of which are listed on Exhibit 1.4 attached hereto.

1.5    “Bioprojet Cost of Goods” shall mean, with respect to API or Product ordered by and delivered to Partner pursuant to the Supply Agreement, (a) to the extent manufactured by Third Party contractor(s) of Bioprojet, (i) the actual amount paid by Bioprojet to such Third Party contractor for such API or Product (or any component thereof), plus (ii) Bioprojet’s direct labor costs and reasonably allocated overhead, in each case, specifically allocable to the oversight of manufacture and supply of such API or Product (or any component thereof) by such Third Party contractor, calculated in accordance with generally accepted accounting principles and Bioprojet’s then prevailing standard procedures for calculating cost of goods, applied consistently across all of Bioprojet’s products, and (b) to the extent manufactured by Bioprojet, Bioprojet’s actual costs of materials, direct labor costs, reasonably allocated overhead (but excluding allocation of idle capacity), and quality control and testing costs, in each case specifically allocable to the production and delivery of such API or Product (or any component thereof), calculated in accordance with generally accepted accounting principles and Bioprojet’s then prevailing standard procedures for calculating cost of goods, applied consistently across all of Bioprojet’s products.

1.6    “Bioprojet Know-How” shall mean all scientific, medical, technical, regulatory and other information relating to the Product (including the Data), to the extent Controlled by Bioprojet as of the Signing Date or during the Term of this Agreement, and needed by or reasonably useful to Partner in order for Partner to Commercialize the Product in the Partner Territory.

1.7    “Bioprojet Patents” shall mean the Patents listed on Exhibit 1.7, together with all additions, divisions, continuations, substitutions, re-issues, re-examinations, registrations, patent term extensions, supplemental protection certificates, and renewals of any such Patents, as well as any other Patents Controlled by Bioprojet during the Term and covering the manufacture, use or sale of the Product.

1.8    “Bioprojet Territory” shall mean all countries in the world other than the Partner Territory.

1.9    “Calendar Quarter” shall mean each three (3) consecutive calendar months ending on each March 31, June 30, September 30 and December 31.

1.10    “Clearance Date” shall mean the date on which the HSR waiting period expires or is terminated.

1.11    “Clinical Studies” shall mean any clinical studies with respect to the Product, including Phase 1 Studies, Phase 2 Studies, Phase 3 Studies, Phase 4 Studies and IST’s.

1.12    “Commercialization” shall mean, with respect to the Product, any and all processes and activities directed to selling, offering for sale (including any application for pricing and reimbursement approvals and more generally, any pricing, reimbursement and market access activities), distributing, detailing, marketing, advertising, promoting, storing, transporting, distributing, importing, and other commercial exploitation activities; provided, however, that Commercialization shall exclude Development and manufacturing activities (including manufacturing activities related to Commercialization). “Commercialize” and “Commercializing” shall have their correlative meanings.

1.13    “Contract Year” shall mean each period of time comprised of four consecutive, full Calendar Quarters following the First Commercial Sale of Product by Partner. For clarity, the first Contract Year shall mean the first four consecutive, full Calendar Quarters following the First Commercial Sale of Product by Partner, the second Contract Year shall mean the immediately subsequent four Calendar Quarters, and so forth.

1.14    “Control” (including any variations such as “Controlled” and “Controlling”), in the context of trademarks, know-how, Patents and other intellectual property rights, data and/or other information or assets, shall mean that such Party or its Affiliate owns or possesses rights to such trademarks, know-how, Patents and other intellectual property rights, data and/or other information or assets, as applicable, sufficient to grant the applicable license or sublicense under this Agreement.

1.15    “Data” shall mean, subject to Section 4.3(d), any and all research data, pharmacology data, preclinical data, clinical data and/or all Regulatory Filings and/or other regulatory documentation, information and submissions pertaining to, or made in association with a IND, NDA or Regulatory Approval, for the Product, in each case to the extent Controlled by a Party as of the Signing Date or during the Term of this Agreement.

1.16    “Development” or “Develop” shall mean non-clinical and clinical research and drug development activities, including toxicology, pharmacology, statistical analysis, Clinical Studies (including pre- and post-approval studies and Investigator Sponsored Clinical Studies), regulatory affairs, and regulatory activities pertaining to designing and carrying out Clinical Studies and obtaining Regulatory Approvals (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.17    “Effective Date” shall mean the date on which the Closing occurs.

1.18    “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

1.19    “Field” shall mean the diagnosis, therapeutic treatment and/or prevention of (a) Narcolepsy (including Type 1 (with Cataplexy) and indication(s) Type 2 and the sleepiness associated therewith), obstructive sleep apnea (OSA), idiopathic hypersomnia, and Parkinson’s disease; and (b) any other indication(s) unanimously agreed upon by the Parties.

1.20    “Field Products” shall mean any pharmaceutical product which is under development for, or has received Regulatory Approval in, one or more indications in the Field, other than the Product.

1.21    “First Commercial Sale” shall mean the first bona fide, arm’s length sale of the Product in the Partner Territory following receipt of FDA approval of the first NDA for the Product in the Partner Territory.

1.22    “Generic Product” shall mean, with respect to the Product, any prescription pharmaceutical product other than the Product that (a) contains the API and (b) is “therapeutically equivalent” to the Product as evaluated by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the FDA’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”).

1.23    “Governmental Authority” shall mean any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, region, or international community or (ii) a supranational, federal, state, province, county, city or other political subdivision thereof, including the FDA, any of which has binding jurisdiction.

1.24    “ICH Guidelines” shall mean the International Council for Harmonization guidelines, as amended from time to time.

1.25    “IND” shall mean an Investigational New Drug application (as such term is used in United States 21 C.F.R. Part 312, Subpart B) filed with the FDA for authorization to commence Clinical Studies).

1.26    “Investigator Sponsored Clinical Study” or “IST” shall mean a clinical or non-clinical study of a Product that is sponsored and conducted by a physician, physician group or other Third Party not acting under a license from or on behalf of a Party or an Affiliate, pursuant to an IND owned by such Third Party, and with respect to which a Party or its Affiliate provides clinical supplies of the Product, funding or other support for such clinical study.

1.27    “Licensed Assets” shall mean the Bioprojet Know-How, Bioprojet Patents, Product Trademarks, Product trade dress, Regulatory Filings and Regulatory Approvals.

1.28    “NDA” shall mean a New Drug Application, including all supplements and amendments thereto, for the approval of the Product by the FDA.

1.29    “Net Sales” shall mean, with respect to the Product for any period, the gross amounts billed or invoiced or otherwise received for sales of the Product in the Partner Territory to Third Parties by or on behalf of Partner, its Affiliates and/or Sublicensees, as the case may be, after Regulatory Approval of the applicable Product NDA in the Partner Territory, less the following deductions for costs incurred by Partner, its Affiliates and/or Sublicensees in connection with sales of the Product in the Partner Territory, to the extent solely related to the Product and calculated in accordance with United States Generally Accepted Accounting Principles

(“US GAAP”) and the accounting policies of Partner to the extent consistent with the US GAAP, its Affiliates and/or Sublicensees, as the case may be, consistently applied, for external reporting:

(a)    any normal and customary trade, quantity, prompt pay, cash and similar discounts or allowances (including, chargebacks and allowances but excluding payments and other amounts described in clause (f) below) actually granted, allowed or incurred in connection with the sale of the Product;

(b)    any normal and customary credits, rebates and allowances granted, allowed or incurred on account of (i) the rejection or return of the Product (including wholesaler and retailer returns and returns of expired or expiring Product), (ii) price adjustments affecting the Product, (iii) billing or quantity errors or (iv) recalls of the Product;

(c)    any costs actually paid to a Third Party by Partner or its Affiliates or Sublicensees for packing, packaging, transportation, importation, postage, shipping and handling charges for the Product, and other charges relating thereto, such as insurance and customs duties, and separately identified on the invoices or other documentation maintained in the ordinary course of business by Partner or its Affiliates or Sublicensees;

(d)    any sales, excise or value added taxes, other consumption taxes, and similar compulsory payments to, or charges by, Governmental Authorities imposed on or charged to Partner or its Affiliates or Sublicensees in connection with the sale of the Product and separately identified on the invoices or other documentation maintained in the ordinary course of business by Partner or its Affiliates or Sublicensees;

(e)    any actual bad debts actually written off by Partner or its Affiliates or Sublicensees, as reflected in its audited financial statements for the applicable reporting period or other documentation maintained in the ordinary course of business by Partner or its Affiliates or Sublicensees provided that if the debt is recovered it will be included in Net Sales; and

(f)    any reasonable rebates, reimbursements, fees or other payments or assistance by Partner or its Affiliates or Sublicensees to (i) wholesalers and other non-affiliated distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, government authorities, or other institutions or health care organizations with respect to the Product; or (ii) patients and other Third Parties (including charitable foundations) arising in connection with any patient assistance, co-pay assistance or similar programs applicable to the Product under which Partner or its Affiliates or Sublicensees provide to low income, uninsured or other patients the opportunity to obtain Partner’s pharmaceutical products at no cost or reduced cost.

Product distributed by Partner or its Affiliates or Sublicensees (A) for promotional or sampling purposes, without payment or for non-monetary consideration or (B) for use in Clinical Studies shall be disregarded for purposes for calculating Net Sales.

Sales between Partner and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product shall be included within the computation of Net Sales.

1.30    “Partner Know-How” shall mean all marketing, regulatory and other information relating to the Product (including the Data), to the extent Controlled by Partner during the Term of this Agreement, and needed by or reasonably useful to Bioprojet in order for Bioprojet to Develop and manufacture the Product for Commercialization outside the Partner Territory, to Commercialize the Product outside the Partner Territory, or perform its obligations under this Agreement. Notwithstanding the foregoing, Partner Know-How shall in any case include all such items that are generated by or under authority of Partner, or any of its Affiliates or Sublicensees, in connection with the Commercialization of the Product in the Partner Territory during the Term of this Agreement.

1.31    “Partner Territory” shall mean the United States and its territories, commonwealths and protectorates (including Puerto Rico).

1.32    “Party” shall mean Bioprojet or Partner, individually; and “Parties” shall mean Bioprojet and Partner, collectively.

1.33    “Patent(s)” shall mean any patents and patent applications, together with all additions, divisions, continuations, continued prosecution applications, continuations-in-part, substitutions, confirmations, validations, reissues, re-examinations, registrations, patent term extensions, supplemental protection certificates, restoration and renewals of any of the foregoing.

1.34    “Phase 1 Studies” shall mean a human clinical trial that would satisfy the requirements of United States 21 C.F.R. § 312.21(a).

1.35    “Phase 2 Studies” shall mean a human clinical trial that would satisfy the requirements of United States 21 C.F.R. § 312.21(b).

1.36    “Phase 3 Studies” shall mean a human clinical trial that would satisfy the requirements of United States 21 C.F.R. § 312.21(c).

1.37    “Phase 4 Studies” shall mean any study(ies) required by the FDA to be conducted after Regulatory Approval of a Product NDA in the Partner Territory as a condition to FDA granting such Regulatory Approval.

1.38    “Product” shall mean that certain product currently known, as of the Signing Date, as Wakix®, that contains the API as its sole active ingredient, as well as other delivery forms or dosages of Wakix that may be developed by the Parties pursuant to this Agreement.

1.39    “Product Liability Claim” shall mean any Third Party Claim that is commenced or threatened against a Party alleging product liability, product defect, design, packaging or labeling defect, failure to warn, or any similar action relating to the use or safety of those Products sold by or under authority of Partner in the Partner Territory.

1.40    “Product Trademarks” shall mean: (a) the product-specific trademarks owned or Controlled by Bioprojet and designated by Bioprojet for use with the Product, as reflected on Exhibit 1.40; and (b) any other product-specific trademarks that Bioprojet and Partner mutually agree upon for use with the Product in the Partner Territory during the Term of this Agreement.

1.41    “Regulatory Approval” shall mean, with respect to the Product in any country or jurisdiction, any and all approvals (including any pricing and reimbursement approvals, as applicable), licenses, permits, certifications, registrations or authorizations of any Regulatory Authority necessary under applicable law in a country or other jurisdiction in order to commercially distribute, manufacture and have manufactured, sell or market the Product in such country or jurisdiction.

1.42    “Regulatory Authority” shall mean the FDA or any other regulatory body with similar regulatory authority within the Partner Territory or in any jurisdiction outside the Partner Territory.

1.43    “Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority in the Partner Territory, other than an issued and unexpired Patent, including any regulatory data protection exclusivity (including, where applicable, pediatric exclusivity and/or orphan drug exclusivity) and/or any exclusivity afforded by restrictions on the granting by a Regulatory Authority of regulatory approval to market a Generic Product in the Partner Territory.

1.44    “Regulatory Filing” shall mean all approvals, licenses, registrations, submissions and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary for or in connection with the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs and NDA.

1.45    “Royalty Term” shall mean the period commencing on the First Commercial Sale of the Product in the Partner Territory by Partner or its Affiliates or Sublicensees and ending on the latest of (x) ten (10) years thereafter; (y) the last to expire Regulatory Exclusivity relating to the Product in the Partner Territory; or (z) the expiration of the last to expire Bioprojet Patent covering the manufacture, use or sale of the Product in the Partner Territory.

1.46    “Sublicensee” shall mean a Third Party that has been granted a right to Commercialize the Product in the Partner Territory pursuant to Section 2.2; and “Sublicense” shall mean an agreement or arrangement granting such rights. As used in this Agreement, “Sublicensee” shall not include a wholesaler or similar distributor or reseller of the Product who does not market or promote the Product (including, any specialty pharmacies).

1.47    “Target Indications” shall mean the treatment or prevention of (a) Narcolepsy, including treatment of Cataplexy (“Narcolepsy with Cataplexy” or Type 1); (b) excessive daytime sleepiness (“EDS” or Type 2); (c) obstructive sleep apnea (“OSA”); and (d) idiopathic hypersomnia (“IH”).

1.48    “Transaction Documents” shall mean the Escrow Agreement, the Pharmacovigilance Agreement, the Supply Agreement, the Trademark License and the other agreements contemplated by and delivered pursuant to this Agreement.

1.49    “Third Party” shall mean any person, corporation, or other entity, other than Bioprojet, Partner and their respective Affiliates.

Article 2

GRANT OF LICENSES

2.1    Licenses.

(a)    Exclusive Licenses. Subject to the terms and conditions of this Agreement, effective as of the Closing, Bioprojet hereby grants to Partner exclusive licenses, with the right to grant sublicenses as provided in Section 2.2, to the Product and the Licensed Assets to Commercialize the Product (including, to package and/or have packaged the Product, as supplied by Bioprojet under the Supply Agreement), solely in the Field in the Partner Territory. It is understood and agreed that the licenses set forth in this Section 2.1 exclude the right to manufacture or have manufactured the API contained in the Product, except to the extent set forth hereunder or in the Supply Agreement.

(b)    Development License. Subject to the terms and conditions of this Agreement, effective as of the Closing, Bioprojet hereby grants to Partner a co-exclusive (with Bioprojet and its Affiliates) license, with the right to grant sublicenses as provided in Section 2.2, under the Licensed Assets, to clinically Develop and register with Regulatory Authorities the Product, in the Field, in the Partner Territory.

(c)    Certain Clarifications. The rights and licenses granted to Partner in Section 2.1(a) shall be exclusive even as to Bioprojet and its Affiliates, except that, subject to the terms and conditions herein and of the Supply Agreement, Bioprojet retains the right to manufacture (or have manufactured) the Product in the Partner Territory for supply to Partner under the Supply Agreement, as well as for sale and use outside the Partner Territory. For clarity, it is understood that nothing in Section 2.1(a) shall prevent Bioprojet from publicizing the Product as a part of its pipeline at scientific meetings, trade conferences and the like. It is understood that during the Term, Partner shall not research, Develop or Commercialize any products containing the API other than the Product, shall not conduct research as to the Product and shall not clinically Develop or Commercialize the Product otherwise than as permitted pursuant to this Agreement. Subject to the licenses granted hereunder with respect to the Product and the terms and conditions of this Agreement including Section 2.3(b), Bioprojet retains the right to use (and right to grant licenses to Third Parties to use) the Licensed Assets to Develop and Commercialize products containing the API.

2.2    Sublicensees.

(a)    Partner shall have the right, in accordance with this Section 2.2, to engage: (i) its Affiliates as sublicensees of the Product (including with respect to the Licensed Assets) in the Partner Territory; or (ii) to engage a Third Party(ies) as a Sublicensee(s) of the Product (including with respect to the Licensed Assets) in the Partner Territory subject to Bioprojet’s express prior written consent not to be unreasonably withheld, conditioned or delayed. Partner may grant sublicenses to the rights and licenses granted to Partner under Section2.1 to such Affiliates and Third Parties solely on the terms set forth in this Section 2.2(a) and Section 2.2(b) below and, in the case of an Affiliate, solely for so long as such entity remains an Affiliate.

(b)    In any event, Partner shall ensure that each of its Affiliates to whom Partner grants a sublicense pursuant to Section 2.2(a) and each Sublicensee is bound by a written agreement between Partner and such Affiliate or Sublicensee, as applicable, that does not conflict with, and contains provisions as protective of the Product and Bioprojet as, this Agreement. Without limiting any of Partner’s obligations under this Agreement, Partner shall also ensure that each Affiliate to whom Partner grants a sublicense pursuant to Section 2.2(a) and each Sublicensee expressly agrees in writing to be bound by all of Partner’s obligations under this Agreement to the extent applicable to such Affiliate or such Sublicensee. Partner shall remain responsible for any actions of its Affiliates and Sublicensees exercising sublicense rights under this Section 2.2 with respect to the rights and licenses granted by Bioprojet to Partner under this Agreement to the same extent as if such actions had been by Partner itself. Promptly following the execution of each Sublicense to a Sublicensee, Partner shall provide Bioprojet with an unredacted executed copy of such Sublicense; and Partner shall also provide to Bioprojet an unredacted executed copy of any amendment to a Sublicense that relates to the Product, promptly following the execution of each such amendment.

2.3    Activities Outside the Partner Territory.

(a)    To the extent permitted under applicable law, Partner agrees that neither it, nor any of its Affiliates, will sell or provide the Product to any Third Party and shall not allow its Sublicensees to sell or provide the Product to any Third Party, if Partner or its relevant Affiliate or Sublicensee knows, or has reason to know, that Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Bioprojet Territory.

(b)    To the extent permitted under applicable law, Bioprojet agrees that neither it, nor any of its Affiliates, will sell or provide the Product to any Third Party and shall not allow its Sublicensees to sell or provide the Product to any Third Party, if Bioprojet or its relevant Affiliate or Sublicensee knows, or has reason to know, that Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Field in Partner Territory; provided, however, that nothing in this Agreement (including this Section2.3(b)) shall be deemed to limit the rights retained by Bioprojet pursuant to Section 2.1(b) above.

2.4    No Other Rights.

(a)    Except for the rights and licenses expressly granted in this Agreement, Bioprojet retains all rights under its intellectual property, and no additional rights shall be deemed granted to Partner by implication, estoppel or otherwise.

(b)    In particular, except for the rights and licenses expressly granted in this Agreement, the rights and licenses granted to Partner under this Agreement do not include the right to, and Partner shall not, Develop or otherwise participate in Development activities for the Product without Bioprojet’s prior written approval (including through the JSC) and an agreement as to the terms and conditions of such Development and the arising results.

(c)    For clarity, the licenses and rights granted to Partner in this Agreement shall not be construed to convey any licenses or rights under the Bioprojet Patents or the Bioprojet Know-How with respect to any subject matter other than a Product.

Article 3

GOVERNANCE

3.1    Joint Steering Committee.

(a)    Establishment. Within thirty (30) calendar days following the Effective Date, Bioprojet and Partner shall establish a Joint Steering Committee (“Joint Steering Committee” or “JSC”) to oversee, review and coordinate the clinical, regulatory, medical affairs, commercial and other strategies and activities of the Parties under this Agreement, including, the registration and Commercialization of the Product in the Field in the Partner Territory, subject to the provisions of this Article 3.

(b)    Duties. The JSC shall:

(i)    Review and approve the clinical, regulatory, market access and price/branding positioning strategies for the Product in the Field in the Partner Territory (and substantive amendments and updates thereto);

(ii)    Review and approve the Initial Commercialization Plan and any substantive amendments, updates and other modifications thereto from time to time as provided for in this Agreement (the Initial Commercialization Plan, as so amended, updated or modified, shall be referred to as the “Commercialization Plan”)) and oversee its implementation;

(iii)    Review Partner’s supply rolling forecast for the Product in accordance with the Supply Agreement;

(iv)    Review and approve any Clinical Studies (and any protocols thereof) intended to be conducted by or on behalf of the Partner or Bioprojet with respect to the Product (including any IST);

(v)    Provide a forum for the Parties: (A) to review, discuss and agree upon, as set forth in Section 3.4, material issues pertaining to the marketing, distribution and Commercialization of the Product in the Partner Territory, and matters pertaining to Regulatory Filings and Regulatory Approvals for the Product in the Partner Territory; and (B) to discuss their respective activities with respect to the foregoing matters;

(vi)    Provide a forum for resolving matters referred to the JSC pursuant to the procedures set out in Section 3.4 below; and

(vii)    Perform such other duties and responsibilities as are specifically assigned to the JSC in this Agreement.

3.2    Membership. The JSC shall be composed of an equal number of representatives from each of Partner and Bioprojet (or a Bioprojet Affiliate), selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of Partner and Bioprojet shall be, with respect to the JSC, three (3) representatives. Either Party may replace its respective JSC representatives at any time with prior written notice to the other Party; provided that the criteria for composition of the JSC set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative on the JSC.

3.3    Meetings. The JSC shall meet at least once each Calendar Quarter, or at such other intervals as agreed to by the Parties. All JSC meetings may be conducted by telephone, video-conference or in person as determined by the JSC; provided that the JSC shall meet in person at least once each calendar year. Unless otherwise agreed by the Parties, all in-person meetings for the JSC shall be held on an alternating basis between Bioprojet’s facilities and Partner’s facilities. Each Party shall bear its own personnel and travel costs and expenses relating to JSC meetings. With the consent of the Parties (not to be withheld unreasonably), other appropriate employee representatives of the Parties may attend the JSC meeting as non-voting observers.

3.4    Decision-Making.

(a)    Subject to the remainder of this Section 3.4, decisions of the JSC shall be made by unanimous vote, with at least one (1) representative from each Party participating in any vote.

(b)    In the event that the JSC do not reach consensus with respect to a particular matter within five (5) business days after the matter is submitted to the JSC, then either Party may, by written notice to the other Party, have such matter referred to (i) Bioprojet’s Chief Executive Officer on the part of Bioprojet and (ii) Partner’s Chief Executive Officer on the part of Partner (collectively, “Senior Executives”) who shall meet promptly and negotiate in good faith to attempt to resolve the dispute.

(c)    If, despite such good faith efforts, the Senior Executives are unable to resolve such dispute during such meeting, then:

(i)    if such dispute relates to the Commercialization Plan (other than with respect to matters that relate to any proposed reduction of the level of resources to be committed by Partner under the Commercialization Plan, including the number of deployed sales representatives and the marketing and promotional spending, which matters shall be subject to clause (iv) below), the labeling of the Product (including negotiations with the FDA related thereto), regulatory activities or medical affairs strategies and activities in the Territory, Partner shall have the right to cast the deciding vote on such matter;

(ii)    if such dispute relates to the price/branding positioning strategy of the Product, Partner shall have the right to cast the deciding vote on such matter, provided that any change shall be duly justified by Partner by a significant market change;

(iii)    if such dispute relates to plans for any Clinical Study with respect to the Product (including any IST), such Clinical Study will not be conducted without Bioprojet’s vote, unless such Clinical Study is required by any Regulatory Authority in the Partner Territory so as to maintain any Regulatory Approval in the Partner Territory;

(iv)    for any other matters to be decided by the JSC, including for clarity matters pertaining to any reduction to the overall level of resources to be committed by Partner under the Commercialization Plan, no such matters shall be implemented without unanimous consent of the Parties.

(d)    For clarity, neither Party shall have the right to cast a deciding vote to excuse itself from any of its obligations specifically enumerated under this Agreement.

3.5    Working Groups. From time to time, the JSC may establish and delegate duties to sub-committees or teams (each, a “Working Group”) to oversee particular projects or activities within their respective authority, including clinical, regulatory, commercial, supply and pharmacovigilance. Each Working Group and its projects or activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. Any Working Group shall be composed of an equal number of representatives from each of Bioprojet and Partner, selected by such Party, and the total number of members of each Working Group will be determined by the JSC. Each Working Group shall meet at such times and in such places as directed by the JSC. In no event shall the authority of any Working Group exceed that specified for the JSC.

3.6    Alliance Managers. Within thirty (30) calendar days following the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to facilitate communications between the Parties and to act as a liaison between the Parties with respect to such other matters as the Parties may mutually agree in order to maximize the efficiency of this Agreement and the collaboration hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.

3.7    Scope of Governance. Notwithstanding the creation of the JSC and/or any Working Group, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided in this Agreement, or the Parties expressly so agree in writing. The JSC shall not have the power to amend or modify this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers under this Agreement and in no event shall the Alliance Managers have any power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC. It is also understood that the JSC shall not have any authority over activities related to the Development and/or Commercialization of the Product for use in the Bioprojet Territory.

3.8    Day-to-Day Decision-Making Authority. For the avoidance of doubt, Partner shall bear the entire responsibility of the Commercialization of the Product in the Partner Territory, provided that such decisions are not inconsistent with the Commercialization Plan or the terms and conditions of this Agreement.

Article 4

CLINICAL, REGULATORY AND MEDICAL AFFAIRS ACTIVITIES

4.1    Exchange of Data and Know-How.

(a)    By Bioprojet. Bioprojet or its Affiliates will make available to Partner, all Bioprojet Know-How relating to the Product that exists as of the Effective Date and is necessary, or materially useful, for Partner to Commercialize the Product in accordance with this Agreement, including all Data from Clinical Studies and preclinical studies for the Product that have been conducted by Bioprojet or its Affiliates prior to the Effective Date, in each case to the extent Controlled by Bioprojet or its Affiliates. Bioprojet shall make any such Data available in the original language in which such Data was generated, provided if such original language is not English, then Bioprojet shall provide English translations thereof.

(b)    By Either Party. During the Term of this Agreement, each Party shall provide to the other Party all such Party’s know-how (i.e., in case of Bioprojet, Bioprojet Know-How, and in the case of Partner, Partner Know-How) (including, all Data from Clinical Studies and preclinical studies for the Product conducted by such Party or its Affiliates during the Term of this Agreement) that is Controlled by such Party or its Affiliates, is generated during the Term of this Agreement, is necessary, or materially useful to Commercialize the Product in the Field, and that has not previously been provided hereunder, in each case promptly upon request by the other Party. The Party providing such Party’s know-how shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies or an opportunity to inspect (and copy) for all other materials comprising such know-how (including, for example, original patient report forms and other original source data). Any Data provided by one Party to the other under this Subsection 4.1(b) shall be provided in the original language in which such Data was generated, provided if such original language is not English, then the Party supplying such Data shall also provide English translations thereof. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Bioprojet Know-How and the Partner Know-How under this Section 4.1(b).

4.2    Clinical Studies and Pre-Clinical Studies.

(a)    Bioprojet shall be solely responsible (with input from Partner both through the JSC and otherwise), at Bioprojet’s sole cost and expense, for conducting, to the best of its ability, any and all additional Clinical Studies (including, any pediatric studies) and/or preclinical studies (which may, in either case, require sites in the Partner Territory), whether pre-Regulatory Approval or post-Regulatory Approval, necessary, required or appropriate for obtaining and maintaining Regulatory Approval (including those relating to Phase 4 Studies) (a) in the Partner Territory of Product NDA’s for (i) Narcolepsy (with or without Cataplexy), and (ii) for the subsequent indication of Cataplexy if a Cataplexy indication is not granted with the initial approval. All other costs associated with other regulatory activities for the Product performed by Partner, or otherwise agreed to be performed by Bioprojet by the JSC to the extent that it relates to the Field and the Territory during the Term in accordance with this Agreement, shall be borne by Partner.

(b)    With respect to additional Development activities necessary for obtaining or maintaining Regulatory Approval of the Product in the Partner Territory in indications in the Field other than Narcolepsy (with or without Cataplexy), the Parties may mutually agree through the JSC to a joint plan and budget pursuant to which they shall share the costs. In such case, the Party conducting such Development activities shall give access to the resulting Data to the other Party, which shall have the right to use them at no additional cost. If a Party does not agree to share the costs of such Development activities conducted by the other Party, such Party shall not have the right to use the resulting Data other than for safety reporting unless such Party pays the other Party seventy percent (70%) of its actual cost incurred in connection with such Development activities.

(c)    Bioprojet shall not perform any Clinical Studies or pre-clinical studies or any other Development activities related to the Product outside the Partner Territory, that are detrimental to the Commercialization of the Product by Partner in the Partner Territory.

(d)    Except for the Development activities as part of the Commercialization Plan for the Product within the Field after Regulatory Approval in the Territory or as otherwise provided in this Agreement, Partner shall not perform any Development activity within the Territory without obtaining the prior consent of Bioprojet, which shall not be unreasonably withheld, conditioned or delayed if such Development activity is required by the FDA to maintain the NDA.

4.3    Regulatory Submissions and Regulatory Approvals.

(a)    Regulatory Responsibilities.

(i)    Subject to Section 4.3(a)(iii) of this Agreement, effective from and after the Effective Date, Bioprojet shall be responsible, using commercially reasonable efforts, for filing the initial NDA for the Product with the FDA, in Bioprojet’s or Bioprojet Affiliate’s name with Partner appointed as Bioprojet’s designated US agent as required by the FDA. Upon approval of the first NDA by the FDA, Bioprojet shall transfer such NDA to Partner. Notwithstanding Partner holding the NDA in its name (or the name of its Affiliate), Bioprojet will maintain all rights as the licensor of the Product and the Licensed Assets.

(ii)    Subject to the provisions of Section 4.2, effective from and after the Effective Date, Partner shall be solely responsible for all pre-Regulatory Approval and post-Regulatory Approval costs associated with the regulatory and Commercialization activities with respect to the Product for the Partner Territory. Bioprojet shall be solely responsible for (A) the costs associated with the Development activities with respect to the Product for the Partner Territory as set forth in Section 4.2 of this Agreement) and (B) all costs associated with the Development, regulatory and Commercialization activities with respect to the Product for the Bioprojet Territory.

(iii)    Effective from and after the Effective Date through approval by the FDA of the first NDA in the name of Bioprojet, Partner shall have the right to actively participate and assist Bioprojet in its preparation and submission of the initial NDA to the FDA with respect to the Product for the Partner Territory, including in particular with respect (A) the preparation and submission of the NDA for the Product for Narcolepsy (both with and without Cataplexy),

(B) interactions with the FDA regarding the same (including product label negotiations), (C) management of the Peripheral and Central Nervous System Drug Advisory Committee meeting, and (D) seeking FDA approval of the same.

(iv)    Effective from and after the Effective Date, Partner shall have the right to take the lead, with Bioprojet’s assistance, with respect to (A) the opening of an IND in the Partner Territory to initiate an expanded access program (“EAP”) in the name of Partner and interactions with the FDA regarding the same, and (B) all negotiations with the FDA regarding the Product’s labeling.

(b)    Ownership of Regulatory Approvals. Partner or a Partner Affiliate shall hold, as licensee, all Regulatory Approvals (including, all Regulatory Filings and applications for NDAs) for the Product in the Field in the Partner Territory as Licensed Assets under this Agreement in trust for Bioprojet for the Term of this Agreement.

(c)    Regulatory Activities and Cooperation.

(i)    The JSC shall approve the overall strategy and positioning of all material regulatory submissions and filings by Partner in the Partner Territory prior to their submission or filing, based upon reasonably detailed reports and summaries of such submissions and filings to be provided by Partner. In connection with such review, Partner shall provide to the JSC such additional information regarding a proposed material regulatory filing as either Party may reasonably request. After transfer of the initial NDA to Partner, Bioprojet shall have the right, but no obligation, to fully participate in all material meetings, conferences and discussions by Partner or its Affiliates with the FDA and other Regulatory Authorities pertaining to the Product, including without limitation having Bioprojet representatives present at such meetings, conferences or discussions. Partner shall provide Bioprojet with reasonable advance notice of all such meetings and other contact and advance copies of all related material documents and other relevant material information relating to such meetings or other contact.

(ii)    Partner shall provide to Bioprojet, as well as to the JSC, advance drafts of any material documents or other material correspondence pertaining to the Product NDA’s or the Product, including any proposed labeling, that Partner plans to submit to the FDA or another Regulatory Authority in the Partner Territory. The JSC and/or Bioprojet may provide comments regarding such documents and other correspondence prior to their submission, which comments Partner shall consider in good faith. Partner shall provide Bioprojet with copies of all material regulatory submissions it makes to, and all material regulatory correspondence it receives from, the FDA or another Regulatory Authority in the Partner Territory pertaining to the Product NDA’s or the Product in the Partner Territory. Notices, copies of regulatory submissions and correspondence, and other materials to be given in advance as provided in this Section 4.3(c) shall be provided at least five (5) business days in advance unless circumstances necessitate a shorter time period (i.e. three (3) day NDA Field alert reports, seven (7) day IND safety reports), and in any event not less than a reasonable time in advance under the circumstances.

(iii)    Bioprojet shall provide to Partner advance drafts of any material documents or other material correspondence pertaining to Product Regulatory Filings or the Product, including any proposed labeling, that Bioprojet plans to submit to any Regulatory

Authority in the European Union, to the extent that such Product Regulatory Filings may have an impact on the Commercialization of the Product in the Partner Territory. Partner may provide comments regarding such documents and other correspondence prior to their submission, which comments Bioprojet shall consider in good faith. Bioprojet shall provide Partner, as well as to the JSC, with copies of all material submissions it makes to, and all material correspondence it receives from, a Regulatory Authority pertaining to Product Regulatory Filings or the Product in the Field in the European Union.

(d)    Rights of Reference and Access to Data. Subject to Section 4.2(ii), each Party shall have the right (i) to cross-reference the other Party’s Regulatory Filings and Regulatory Approvals related to the Product (including in the case of Partner, the right to cross-reference Bioprojet’s, its Affiliate’s or its subcontractor’s drug master files for Product (collectively, “DMF”)), and (ii) to access such Regulatory Filings and Regulatory Approvals and any Data therein and use such Data in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data in its own Regulatory Filings and Regulatory Approvals for Product in the Field in the Partner Territory with respect to Partner and in the Bioprojet Territory with respect to Bioprojet; provided, however, that the Parties expressly acknowledge and agree that, although clause (i) above grants Partner and its Affiliates and Sublicensees the right to cross-reference the DMF and the Data therein, clause (ii) above does not authorize Partner or its Affiliates or Sublicensees to access, or require Bioprojet to disclose, the closed portions of the DMF or the Data therein. Subject to Section 4.2(ii), each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in United States 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any Data, including such Party’s or its Affiliate’s clinical dossiers, Controlled by such Party or such Affiliate that relates to the Product for use by Partner to Commercialize the Product in the Field in the Partner Territory pursuant to this Agreement or by Bioprojet to Develop or Commercialize the Product in the Bioprojet Territory. Each Party or such Affiliate(s) thereof shall provide a signed statement to this effect, if requested by the other Party, in accordance with United States 21 C.F.R. § 314.50(g)(3) or its equivalent as required in any other country or region or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority in the Partner Territory or the Bioprojet Territory, as the case may be.

(e)    Disclaimer. Other than as expressly set forth in this Agreement, any Data disclosed by a Party to the other Party under this Agreement is provided on an “as is” basis, without any warranty (express or implied) of any kind, and the disclosing Party expressly disclaims all such warranties to the maximum extent permitted under applicable law. The receiving Party, on behalf of itself and its Affiliates and Sublicensees, accepts all risk and liability in relation to the use of the Data received from the disclosing Party under this Agreement.

4.4    Pharmacovigilance Responsibilities.

(a)    Prior to the transfer of the initial NDA to Partner:

(i)    Partner shall be responsible, at its sole cost and expense, for all pharmacovigilance activities associated with the EAP for the Product in the Partner Territory, including filing all reports required to be filed in order to maintain any Regulatory Approvals granted in connection with the EAP for the Product in the Partner Territory (including, reporting of adverse events/adverse drug experiences, product quality complaints and safety data relating to the EAP for the Product in the Partner Territory). Partner shall promptly notify Bioprojet with respect to any material changes or material issues that may arise in connection with any Regulatory Approvals for the EAP for the Product in the Partner Territory. Partner shall ensure that its Affiliates and Sublicensees comply with such reporting obligations; and

(ii)    Bioprojet shall be responsible, at its sole cost and expense, for all pharmacovigilance activities associated with the Product in the Partner Territory (other than the pharmacovigilance activities for which Partner is responsible pursuant to Section 4.4(a)(i)), including filing all reports required to be filed in order to maintain any Regulatory Approvals granted for the Product in the Partner Territory (including, reporting of adverse events/adverse drug experiences, product quality complaints and safety data relating to the Product in the Partner Territory). Bioprojet shall promptly notify Partner with respect to any material changes or material issues that may arise in connection with any Regulatory Approvals for the Product, in the Partner Territory. Bioprojet shall ensure that its Affiliates and Sublicensees comply with such reporting obligations.

(b)    Effective from and after the transfer of the initial NDA to Partner, Partner shall be responsible, at its sole cost and expense, for all pharmacovigilance activities associated with the Product in the Partner Territory, including filing all reports required to be filed in order to maintain any Regulatory Approvals granted for the Product in the Partner Territory (including, reporting of adverse events/adverse drug experiences, product quality complaints and safety data relating to the Product in the Partner Territory). Partner shall promptly notify Bioprojet with respect to any material changes or material issues that may arise in connection with any Regulatory Approvals for the Product, in the Partner Territory. Partner shall ensure that its Affiliates and Sublicensees comply with such reporting obligations. Partner will allow Bioprojet, upon reasonable notice and at its own expense, to perform quality system audits at its facility, including the review of applicable documentation up to two (2) times per Contract Year.

(c)    Bioprojet shall be responsible, at its sole cost and expense, for all pharmacovigilance activities associated with the Product in the Bioprojet Territory, including filing all reports required to be filed in order to maintain any Regulatory Approvals granted for the Product in the Bioprojet Territory (including, reporting of adverse events/adverse drug experiences, product quality complaints and safety data relating to the Product in the Bioprojet Territory). Bioprojet shall promptly notify Partner with respect to any material changes or material issues that may arise in connection with any Regulatory Approvals for the Product in the Bioprojet Territory. Bioprojet shall ensure that its Affiliates and Third Party sublicensees comply with such reporting obligations. Bioprojet shall be responsible, at its sole cost and expense, for managing and maintaining the global core data safety sheet for the Product (the “Product Core Data Sheet”) within and outside the Partner Territory; and Partner shall cooperate with and assist Bioprojet, as requested and/or as provided for in the Pharmacovigilance Agreement (as defined below), to enable Bioprojet to meet its regulatory reporting and other requirements with respect to managing and maintaining the Product Core Data Sheet within and outside the Partner Territory.

(d)    Within ninety (90) days of the Signing Date (or any other date agreed upon between the Parties), the Parties shall enter into a mutually agreed upon Pharmacovigilance Agreement, (the “Pharmacovigilance Agreement”) and containing terms and provisions no less stringent than those required by applicable ICH Guidelines, including: (i) providing detailed procedures regarding the management and maintenance of the Product Core Data Sheet and related information and the exchange of safety data relating to the Product within and outside the Partner Territory within appropriate time frames and in an appropriate format to enable each Party to meet its expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance by the applicable Party with the reporting requirements of all applicable Regulatory Authorities, and all applicable legal and regulatory requirements for the management of safety data, within and outside the Partner Territory.

(e)    Without limiting Sections 4.4(d) above, within a reasonable period of time following the Effective Date, each Party shall establish and thereafter maintain a safety database with respect to the Product in such Party’s territory (i.e., in the case of Partner, the Partner Territory, and in the case of Bioprojet, the Bioprojet Territory), and shall provide the other Party with a duplicate copy of such safety database. The Pharmacovigilance Agreement shall include provisions to facilitate and ensure that each Party has sufficient information to maintain its own safety database thereafter.

4.5    Medical Affairs Responsibilities. Effective from and after the Effective Date, Partner shall be responsible, at its sole cost and expense, for all medical affairs activities with respect to the Product in the Partner Territory, including (a) developing and implementing a medical affairs strategy (including a strategy and action plan to develop broad based key-opinion-leader (“KOL”) support) with respect to the Product in the Partner Territory for the pre-Regulatory Approval and post-Regulatory Approval periods and (b) engaging (either directly as employees or indirectly as independent contractors or consultants) at least (i) five (5) full time equivalents within forty-five (45) calendar days after the Effective Date and (ii) twelve (12) medical science liaisons or other medical affairs personnel no later than thirty (30) calendar days prior to the anticipated Regulatory Approval by the FDA of the first Product NDA in the Partner Territory, in each case with respect to such medical affairs strategy.

4.6    Compliance with the Laws. Each Party shall comply in all material respects with all, and shall not violate in any material respect any, applicable laws with respect to the conduct of its respective business or the ownership or operation of its respective properties or assets, including the following laws, as applicable: (i) the laws composing the Medicare and Medicaid Programs, including applicable provisions of the Social Security Act (e.g., Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, and the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b), (ii) (x) any other laws prohibiting rebates, kickbacks, fee-splitting or other financial incentives or inducements, including providing products or services below cost for the referral or continuation of business, and (y) the False Claims Act, 31 U.S.C. § 3729 et seq., and (iii) laws enforced by the FDA, including the FDCA and Section 21 of the C.F.R. Each Party shall comply with Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as amended, or any similar state law or regulation.

Article 5

COMMERCIALIZATION AND PROMOTION

5.1    Partner Commercialization.

(a)    Partner’s Responsibility. Except as provided below, effective from and after the Effective Date, Partner shall be responsible for, and shall control the conduct of, the Commercialization of the Product in the Partner Territory, at its expense, under and in material accordance with the then-current Commercialization Plan.

(b)    Commercialization Plan.

(i)    The initial plan for the Commercialization of the Product in the Field in the Partner Territory is attached to this Agreement as Exhibit 5.1 (the “Initial Commercialization Plan”), and includes in reasonable detail: the number of sales representatives to be deployed, an account/physician target-specific detail and coverage plan (including, “call points”), the dollar amount and allocation of planned promotional and marketing expenses, the projected dates for the First Commercial Sale of the Product in the Partner Territory, as well as an outline regarding the price and brand positioning of the Product, which shall be consistent with the minimum commercial diligences set forth in Section 5.2(b). The Initial Commercialization Plan can be adjusted by the JSC.

(ii)    Partner shall prepare for the JSC’s review updates of the Commercialization Plan on an ongoing basis, and in any event, the JSC shall review the then-current Commercialization Plan in the sixth (6th) and twelfth (12th) month of each calendar year.

(iii)    Partner shall carry out and manage, and shall cause its Affiliates and Sublicensees to carry out and manage, the Commercialization of the Product in the Partner Territory in material accordance with the then-current Commercialization Plan and the provisions of this Agreement.

(iv)    If, after taking into account all potential opportunities with respect to the Product in a comprehensive analysis of the relevant clinical science, clinical need, published data and commercial considerations, the JSC determines that Partner should develop and present to Bioprojet a go-to-market Commercialization plan for the OSA Target Indication (the “OSA Proposal”), then Partner shall do so within ninety (90) days of such determination. The OSA Proposal shall take into account the Parties’ mutual agreement that the Product’s optimal brand positioning and pricing strategy in the Partner Territory are the Narcolepsy with Cataplexy and EDS Target Indications and include, among other things, (i) analysis of potential regulatory options for the Product in the Partner Territory for the Narcolepsy with Cataplexy, EDT and OSA Target Indications, including an assessment of the viability of different brand names, and simultaneous Commercialization of the same compound, for such three (3) Target Indications, (ii) commercial payor/pricing analysis for potential managed care contracting strategies for the OSA Target Indication and (iii) a full medical affairs development program to support the OSA Target Indication. The Parties shall discuss the OSA Proposal in good faith and, if the Parties mutually agree upon a go-to-market Commercialization plan for the OSA Target Indications (whether incorporating, in whole or in part, the elements of the OSA Proposal or otherwise), the Initial Commercialization Plan shall be amended by mutual written agreement of the Parties to reflect such mutually agreed upon go-to-market Commercialization plan.

5.2    Diligence.

(a)    Partner shall be responsible for launching the Product in the Partner Territory with respect to the Target Indication(s) as soon as practical but no later than within two (2)] months following approval of the applicable Product NDA in the Partner Territory (or as soon as practicable thereafter in light of sufficient Product supply in applicable trade dress), and Partner shall use commercially reasonable efforts to Commercialize the Product in the Field in the Partner Territory.

(b)    Without limiting Partner’s diligence obligation as set forth in Section 5.2(a), the Initial Commercialization Plan shall provide that Partner shall, with respect to the Target Indications, (i) deploy on the date of Regulatory Approval by the FDA of the first Product NDA approximately the number of sales representatives as indicated in the Initial Commercialization Plan in Exhibit 5.1, in connection with Commercialization of the Product in the Partner Territory, and (ii) spend the amounts set forth in the Initial Commercialization Plan, which consists of [***] (the “Commercialization Expenditures”) to prepare and launch the Product in the Target Indications, on Partner employees and other infrastructure and promotional, advertising, educational and marketing activities, and medical affairs for the Product in the Partner Territory (but excluding, for the avoidance of doubt, any payment to be made to Bioprojet hereunder). The Commercialization Expenditures shall be made over the course of three (3) years from submission of the Regulatory Approval or other timing agreed upon between the Parties.

5.3    Marketing Materials. Marketing, advertising and promotional materials (the “Marketing Materials”) concerning the Product for use in the Partner Territory, as well as training manuals and education and communication materials (the “Educational Materials”) for Sales Representatives in the Partner Territory shall be developed and prepared by Partner, at its own expense. Any Marketing Materials, training manuals and/or Educational Materials developed and used by Partner, its Affiliates and Sublicensees for the Product in the Partner Territory shall be consistent with the Regulatory Approval therein and the Commercialization Plan and shall comply with all applicable laws, rules and regulations. Partner shall keep Bioprojet reasonably informed with respect to Marketing Materials and Educational Materials and shall provide to Bioprojet copies (in electronic form) of any new Marketing Materials and/or Educational Materials for the Product developed by Partner (and/or any of its Affiliates or Sublicensees) and any material changes to any such Marketing Materials and/or Educational Materials, and take into account Bioprojet’s reasonable comments, including with respect to the compliance with Bioprojet’s worldwide Product profile and this Section 5.3. It is agreed that each Party shall have the right to use any Marketing Materials and Educational Materials developed by the other Party for Commercialization of the Product in the Field in its own territory.

Article 6

PAYMENTS

6.1    License Fee. Partner shall pay to Bioprojet a one-time initial license royalty fee (the “Initial Payment”) in an amount of One Hundred Fifty Million ($150,000,000) USD within five (5) calendar days following the Effective Date in accordance with the payment provisions of Article 7. Prior to the Signing Date, in guarantee of the payment of such upfront amount, Partner has made a cash deposit for the total amount of the Initial Payment in an escrow account at a bank mutually acceptable to the Parties, pursuant to a mutually agreed upon escrow agreement executed by the Parties (the “Escrow Agreement”). Such escrow agreement shall provide, inter alia, that this cash deposit will be paid to Bioprojet upon the Closing as a credit against the Initial Payment or otherwise released from escrow, in each case under the terms and subject to the conditions provided for in said escrow agreement. Except as set forth in this Section 6.1 and said escrow agreement, the Initial Payment shall not be refundable or creditable against any future milestone, royalties or other payments by Partner to Bioprojet under this Agreement.

6.2    Milestone Payments. In addition, Partner shall pay to Bioprojet additional milestone payments as follows:

(a)    a one-time, non-creditable, non-refundable payment in an amount of Fifty Million ($50,000,000) USD upon the first NDA acceptance by the FDA with respect to the Product in the Field;

(b)    the applicable one-time, non-creditable, non-refundable payment upon NDA approval by the FDA with respect to the Product, in the following amount with respect to the corresponding approved label indication under one of the two scenarios described below:

Scenario A
Milestone Event		Milestone Payment
1	NDA approval by the FDA for indications of Narcolepsy including treatment of Cataplexy and EDS (or specifically stated as Type 1 and Type 2 Narcolepsy)	One Hundred and Fifty Million ($150,000,000) USD

AND

2	Product is not subject to any controlled substance scheduling or is designated as Schedule IV scheduling with the Drug Enforcement Agency (“DEA”) or any other Governmental Authority at the time of NDA approval by the FDA, or on the subsequent date of First Commercial Sale if the DEA has not made a scheduling decision by the date of NDA approval by the FDA	Twenty-Five Million ($25,000,000) USD

OR

Scenario B
Milestone Event		Milestone Payment
1	NDA approval by the FDA for an indication of EDS only (without any indication of Narcolepsy or without any indication of Narcolepsy specifically including treatment of Cataplexy or specifically formulated as Type 2 Narcolepsy only)	Fifty Million ($50,000,000) USD

AND

2	Product is not subject to any controlled substance scheduling or is designated as Schedule IV scheduling with the DEA or any other Governmental Authority at the time of NDA approval by the FDA, or on the subsequent date of First Commercial Sale if the DEA has not made a scheduling decision by the date of NDA approval by the FDA	Twenty-Five Million ($25,000,000) USD

AND

3	NDA approval by the FDA for a subsequent indication of Narcolepsy including treatment of Cataplexy is obtained, in the event the initial NDA approval by the FDA was solely for an indication of EDS (without any indication of Narcolepsy or without any indication of Narcolepsy specifically including treatment of Cataplexy or specifically formulated as Type 2 Narcolepsy only) as described in subsection 1 above	One Hundred Million ($100,000,000) USD

For the avoidance of doubt, Scenario A and Scenario B are mutually exclusive, with the result that if a payment is made by Partner under subsection 1 of Scenario A above, then no payment shall ever become due under subsections 1, 2 or 3 of Scenario B and vice versa.

(c)    Upon attainment of aggregate Net Sales of the Product in the Partner Territory of at least Five Hundred Million ($500,000,000) USD subsequent to the date of NDA approval by the FDA, Partner shall pay to Bioprojet a one-time, non-creditable, non-refundable payment in an amount of Forty Million ($40,000,000) USD.

(d)    Partner shall notify Bioprojet in writing after the first achievement by Partner, or any of its Affiliates or Sublicensees, of each milestone set out in this Section 6.2 promptly, but in no event more than five (5) calendar days thereafter, and pay any corresponding milestone payment within fifteen (15) days of such achievement.

6.3    Royalty Payments.

(a)    Following the First Commercial Sale of Product during the Royalty Term, Partner shall, pay to Bioprojet tiered royalties on Annual Net Sales of the Product in the Partner Territory (“Royalty Payments”) as set forth in the table below:

Annual Net Sales	Royalty Rate (% of Annual Net Sales)
Portion of Such Annual Net Sales less than or equal to US$200,000,000	13%
Portion of Such Annual Net Sales greater than US$200,000,000 and less than or equal to US$400,000,000	15%
Portion of Such Annual Net Sales greater than US$400,000,000 and less than US$600,000,000	21%
Portion of Such Annual Net Sales greater than US$600,000,000	24%

(b)    In addition to the Royalty Payment and in consideration for the Trademark License, following the First Commercial Sale of Product and for twenty (20) years thereafter, Partner shall, pay to Bioprojet royalties on Annual Net Sales of the Product in the Partner Territory at a rate equal to three percent (3%) (“Trademark Royalty Payments”).

6.4    Royalty Payments. Partner shall make Royalty Payments and the Trademark Royalty Payments to Bioprojet on a Calendar Quarter basis, no later than forty-five (45) days after the expiration of such Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale occurs, and subject to the minimum royalty payments due under Section 6.6, if any. Each such payment shall be accompanied by a report stating (i) the number of units of Product sold by Partner, its Affiliates and Sublicensees during such Calendar Quarter; (ii) Partner’s calculation of Net Sales during such Calendar Quarter; and (iii) amounts owed to Bioprojet under Section 0 for such Calendar Quarter (each such report, a “Royalty Report”). For clarity, Partner shall have no obligation to make any Royalty Payment under this Agreement with respect to Annual Net Sales of Product after the Royalty Term has expired. Upon expiration of the Royalty Term with respect to the Product in the Partner Territory, the license grants to Partner under Section 2.1 above with respect to the Product in the Partner Territory shall become non-exclusive, perpetual, fully-paid and non-assessable and non-royalty bearing except for the Trademark Royalty Payment. With respect to any given Calendar Quarter, Partner shall pay one third (1/3) of the amounts owed to Bioprojet under this Section 6.3(a) for such Calendar Quarter to Bioprojet SCR and the remainder to Bioprojet Pharma SARL and Partner shall pay the amounts owed to Bioprojet under this Section 6.3(b) for such Calendar Quarter to Bioprojet Europe Limited.

6.5    Royalty Rate Reduction for Licenses of Third Party Patent Rights. If, in the reasonable opinion of Partner, the Commercialization of the Product in the Partner Territory by Partner or its Affiliates or Sublicensees infringes or is reasonably expected to infringe any Patent of a Third Party in the Partner Territory (such right, a “Third Party Patent Right”), then, as between the Parties, Partner shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party Patent Right as necessary or desirable for Partner or its Affiliates or Sublicensees to Commercialize the Product in the Partner Territory; provided that, except as set forth below, as between the Parties, Partner shall bear all expenses incurred in connection therewith, including any royalties, milestones or other payments incurred under any such license. If the Parties agree that the Commercialization of the Product in the Partner Territory by Partner or its Affiliates or Sublicensees infringes or is reasonably expected to infringe any Third Party Patent Right, and Partner enters into an agreement with a Third Party in order to obtain a license to a Third Party Patent Right with respect to the Product that is reasonably necessary to Commercialize the Product in the Partner Territory, Partner shall be entitled to deduct from the Royalty Payments payable to Bioprojet under Section 6.3(a) in a given Calendar Quarter with respect to the Product fifty percent (50%) of the royalties paid to such Third Party in such Calendar Quarter under such agreement, solely to the extent that such royalties are triggered by sale of the Product. For clarity, to the extent the adjustments under this Section 6.5 cover periods in which payments are due based on more than one royalty rate described in Section 6.3(a) for the Product, the Annual Net Sales to which such adjustments apply shall be distributed on a pro rata basis among the applicable royalty rates for the Product set forth in Section 6.3(a) above.

6.6    Minimum Royalties. If and when an NDA approval is granted by the FDA for the Product in the indications of narcolepsy including treatment of cataplexy and EDS (or specifically stated as Type 1 and Type 2 narcolepsy), Partner shall, beginning in the third Contract Year and continuing for the Royalty Term, pay Bioprojet the following minimum royalties (“Minimum Royalties”) to the extent they exceed the sum of the royalties paid or payable to Bioprojet by Partner pursuant to Section 6.3. Such Minimum Royalties shall be calculated on an annual basis and paid to Bioprojet within forty-five (45) calendar days following the end of the applicable Contract Year.

Contract Year	Minimum Royalty (in Millions)
1	—
2	—
3	$11.6M
4	$14.5M
5	$17.4M
6	$20.3M
7	$23.3M
8	$26.1M
9	$29.1M
10	$32.0M

For the sake of clarity, for example, if the royalty payment due to Bioprojet, as calculated using the formula set forth in Section 6.3, is US$16.0 million in Contract Year 5 (2022), then Partner shall pay Bioprojet an additional US$1.4 million to ensure the Minimum Royalty payment amount for that year.

Article 7

PAYMENTS; BOOKS AND RECORDS

7.1    Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. Any payments or portions thereof due under this Agreement that are not paid within thirty (30) calendar days after the date such payments are due under this Agreement shall bear interest at an annualized rate equal to the US dollar Libor interest rate at one month plus three (3) percentage point, calculated on the number of calendar days such payment is delinquent, compounded monthly and computed on the basis of a three hundred sixty five (365) day year, unless validly disputed. This Section 7.1 shall in no way limit any other remedies available to the Parties.

7.2    Currency Conversion. Unless otherwise expressly stated in this Agreement, all amounts specified in this Agreement are in USD, and all payments by one Party to the other Party under this Agreement shall be paid in USD. If any currency conversion shall be required in connection with the payment of royalties or other amounts under this Agreement, such conversion shall be calculated using the average exchange rate for the conversion of foreign currency into USD, quoted by the Wall Street Journal for each business day of the Calendar Quarter to which such payment pertains.

7.3    Taxes.

(a)    Withholding Taxes. If applicable laws or regulations require withholding by Partner of any taxes imposed upon Bioprojet on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by Partner as required by applicable law from such payment and shall be paid by Partner to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to Bioprojet as evidence of such payment. The Parties shall exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction. All payments hereunder shall be made by Partner from an entity resident in the United States or the European Union.

(b)    Sales Taxes. Any U.S. sales taxes (including any consumption tax or value added tax), use tax, transfer taxes, duties or similar governmental charges required to be paid in connection with any payments by Partner to Bioprojet hereunder shall be the sole responsibility of Partner. In the event that Bioprojet is required to pay any such amounts, Partner shall promptly remit payment to Bioprojet of such amounts. All foreign sales taxes, duties or similar governmental charges required in connection with any payments by Partner to Bioprojet hereunder shall be the sole responsibility of Bioprojet. In the event that Partner is required to pay any such amounts, Bioprojet shall promptly remit payment to Partner of such amounts.

7.4    Records; Inspection. Partner shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Bioprojet pursuant to this Agreement. Such books and records shall be kept for at least three (3) years following the end of the Calendar Quarter to which they pertain.

Such records will be open for inspection by an independent auditor chosen by Bioprojet and reasonably acceptable to Partner for the purpose of verifying the amounts payable by Partner hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable prior written notice. Such records for any particular Calendar Quarter shall be subject to no more than one inspection. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 7.4 shall be at the expense of Bioprojet, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Partner, together with interest on such unpaid amounts at the rate set forth in Section 7.1 above.

Article 8

CERTAIN COVENANTS

8.1    Commercially Reasonable Efforts of Partner. From and after the approval of the first NDA by the FDA, Partner shall use commercially reasonable and legally compliant efforts to maintain NDA approval, launch the Product in the Partner Territory and maximize the sales potential of the Product in the Partner Territory in a prompt and expeditious manner.

8.2    General Communications. Partner shall keep Bioprojet reasonably informed as to its progress and activities relating to the Commercialization of the Product for the Partner Territory, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to the JSC at its meetings and as otherwise specified in this Agreement, or as reasonably requested by Bioprojet at any other time. In order to facilitate the Parties’ exercise of their rights and fulfillment of their obligations hereunder, each Party agrees to give due consideration to any comments provided by the other Party with respect to such Commercialization of the Product for the Partner Territory.

8.3    Exclusivity of Efforts. During the Term of this Agreement, Partner agrees that Partner shall not, and shall cause its Affiliates not to, directly or indirectly, develop, market, sell, promote, or file an NDA with respect to, any Field Products in the Partner Territory.

Article 9

PRODUCT SUPPLY AND DISTRIBUTION

9.1    Product Supply. Within ninety (90) days of the Signing Date, the Parties shall enter into a mutually agreed upon Supply Agreement (the “Supply Agreement”) whereby Bioprojet shall supply Partner with all of Partner’s, its Affiliates’ and Sublicensees’ requirements for the Product for the Partner Territory during the Term of this Agreement. Key terms of the Supply Agreement are set forth in Exhibit 9.1. All Product requirements during the term of the Supply Agreement, of Partner, its Affiliates and Sublicensees shall be purchased by Partner from Bioprojet. The transfer price for the Product shall be equal to Bioprojet Cost of Good plus [***] in accordance with generally accepted accounting principles.

9.2    Suppliers. Without limiting Bioprojet’s responsibility under this Agreement, Bioprojet shall have the right at any time to satisfy its supply obligations to Partner hereunder either in whole or in part through arrangements with Third Parties engaged to perform services or supply facilities or goods in connection with the manufacture, testing, and/or packaging of Product; provided that Bioprojet shall remain responsible for such activities to the same extent as if Bioprojet had performed such activities itself. Bioprojet shall give Partner prior written notice of any such arrangement to the extent that such arrangement would require changes to an NDA filed, or a Regulatory Approval obtained, in the Partner Territory and such notice shall be provided sufficiently in advance to permit Partner to effect such change to the applicable NDAs or Regulatory Approvals.

9.3    Shortage of Supply.

(a)    Cooperation. Bioprojet and Partner shall cooperate, in particular by the exchange of information within the JSC, to establish reasonable plans and procedures to avoid any shortage of supply of Product or API, as applicable.

(b)    Procedures. If at any time Bioprojet becomes unable, or concludes that it will be unable, to supply Partner’s requirements for the Product or API, Bioprojet shall immediately notify Partner in writing. In such event, the Parties shall immediately convene to address the problem, including locating alternative suppliers and facilities to increase production and identifying other actions necessary to resolve the problem. Based on such interactions, the Parties shall reasonably agree on appropriate measures to remedy the shortage and shall promptly implement such measures. In any event, both Parties agree to respond with the level of speed and diligence commensurate with the severity of the problem. In no event shall Partner’s cost of any alternative supply of the Product exceed the cost paid by Partners pursuant to the Supply Agreement, with Bioprojet being finally responsible for any excess.

(c)    Allocation. If despite the foregoing measures Bioprojet is unable to supply Partner’s requirements of Product or API, as applicable, Bioprojet shall allocate the quantities of the Product or API that Bioprojet has in inventory, and that Bioprojet is able to produce, on a reasonable worldwide basis (based upon sales history and realistic forecasted demand).

(d)    Limitation of Remedies. Except for failures caused by Bioprojet’s gross negligence or intentional refusal to supply available quantities of the Product, Bioprojet shall not be liable to Partner or any of its Affiliates or Sublicensees for special, incidental, indirect, consequential or other monetary damages (including lost profits) under this Article 9.

(e)    Direct Agreements. Partner shall use commercially reasonable efforts to enter into, and Bioprojet shall use commercially reasonable efforts to facilitate Partner’s entry into, direct agreements with the Bioprojet’s current API and Product suppliers (the “Current CMOs”), for the supply of the API and Product on substantially the same terms and conditions as those applied to Bioprojet under its supply agreement with the applicable Bioprojet CMO as of the Effective Date (the “Existing Agreements”). If after a period of eighteen (18) months from the Effective Date or any reasonable period agreed upon between the Parties, Partner has not entered into direct agreements with the Current CMOs, at Bioprojet’s request, Bioprojet shall assign and Partner shall assume, Bioprojet’s rights and obligations under one or more of the Existing

Agreements as requested by Bioprojet. In such case, Bioprojet will be released from any and all obligations to Partner hereunder with respect to the supply activities covered by the above direct agreement and/or assigned Existing Agreement and the portion of the Supply Agreements corresponding to such activities will be terminated accordingly.

Article 10

CONFIDENTIALITY

10.1    Confidential Information. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose, and shall not use for any purpose, any information furnished to it by the other Party hereto pursuant to this Agreement (collectively, “Confidential Information”), without the prior written consent of the disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a)    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, was developed by the receiving Party independent of disclosure by the disclosing Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)    was subsequently lawfully disclosed to the receiving Party on a non-confidential basis by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or

(e)    is developed by the receiving Party without use of or reference to any information or materials disclosed by the disclosing Party.

10.2    Permitted Disclosures. Notwithstanding the provisions of Section 10.1 above and subject to Sections 10.3 and 10.4 below, a receiving Party hereto may disclose the disclosing Party’s Confidential Information to its Affiliates, licensees (with respect to Bioprojet), permitted Sublicensees (with respect to Partner) and any other Third Parties to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement, prosecuting or defending litigation, complying with applicable laws or regulations or the rules of any public stock exchange, submitting information to tax or other Governmental Authorities. If a receiving Party is required by applicable laws or regulations to make any such disclosure of the disclosing Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, shall use diligent efforts to secure confidential treatment of such Confidential Information of the disclosing Party prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including to Affiliates, licensees (with respect to Bioprojet), permitted Sublicensees (with respect to Partner) and other Third Parties, a Party shall ensure that the recipient thereof is bound by a written confidentiality agreement as materially protective of such Confidential Information and the disclosing Party as this Article 10. For clarity, it is understood that Bioprojet may use and disclose, in accordance with the foregoing, any Partner Know-How provided to Bioprojet by Partner in connection with the development, Commercialization, marketing, promotion and/or distribution of the Product for the Bioprojet Territory.

10.3    Confidentiality of Agreement Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (b) to the extent necessary to comply with applicable laws and court orders, including applicable securities laws, regulations or guidances; provided that in the case of paragraph (b) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with applicable securities laws, regulations or guidances) allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by applicable law, to seek limitations on the portion of the Agreement that is required to be disclosed.

10.4    Publication of Clinical Data. Prior to publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes Data from Clinical Studies with respect to the Product that has not previously published pursuant to this Section 10.4, Partner shall provide Bioprojet a copy thereof for its review and approval for at least thirty (30) calendar days (unless Partner is required by applicable law to publish such information sooner). Partner shall consider in good faith any comments provided by Bioprojet during such thirty (30) day period. In addition, Partner shall, at the request of Bioprojet, remove any Confidential Information of Bioprojet therefrom, except Partner shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety of the Product that Partner believes in good faith it is obligated or appropriate to disclose.

10.5    Scientific Papers. Without prejudice of the provisions set forth in Section 10.4, each Party through the JSC or its designee shall provide to the other, prior to submission for publication, of a draft of any articles and papers containing Confidential Information or concerning the Product which have been prepared by or on behalf of such Party in the Field (each a “Scientific Paper”) to be published in indexed medical and scientific journals and similar publications (“Medical Journals”). Commencing with the receipt of such draft Scientific Paper, the receiving Party shall have fifteen (15) business days to notify the sending Party of its observations and suggestions with respect thereto (it being understood that, during such fifteen (15)-Business Day period, no submission for publication thereof shall take place) and the Parties shall discuss these observations and suggestions. The Party proposing to publish such Scientific Paper shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any Patent. Neither Party will publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the receiving Party copies of any final Scientific Paper accepted by a Medical

Journal, within ten (10) business days after the approval thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines).

10.6    Abstracts and Posters. If a Party intends to present findings with respect to the Product in the Field at symposia or other meetings of healthcare professionals, or international and/or US or European congresses, conferences or meetings organized by a professional society or organization (any such occasion, a “Scientific Meeting”), to the extent permitted by applicable laws, such Party through the JSC or its designee shall provide to the other, prior to submission or presentation, as the case may be, copies of (i) all abstracts that will be submitted for publication in connection with (a) any international Scientific Meeting, in any Scientific Meeting in the European Union or in the United States and, (b) with respect to Partner, any Scientific Meeting within or without the Partner Territory and (c) with respect to Bioprojet, any Scientific Meeting in the Partner Territory and in the European Union and (ii) all posters that will be presented at such Scientific Meeting, in each case, concerning the Product which have been prepared by or on behalf of one of the Parties, for submission or presentation. Commencing with the receipt of any such abstract or poster the receiving Party shall have five (5) business days in the case of an abstract, or ten (10) business days in the case of a poster, to inform the sending Party of its observations and suggestions with respect thereto (it being understood that, during such review period, as applicable, no submission or presentation thereof shall take place) and the Parties shall discuss these observations and suggestions. The Party proposing to publish such an abstract or make such a presentation shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any patent rights. A Party will not publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the receiving Party copies of (i) all final abstracts as soon as reasonably practicable after the approval of the Scientific Meeting, and (ii) all final posters accepted for publication or to be presented five (5) business days prior to the planned publication or presentation thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines). The Parties shall use good faith and commercially reasonable efforts to provide the other Party with draft slide presentations in accordance with the foregoing time periods.

10.7    Press Releases. No Party will release a press release without the prior written approval of the other Party.

10.8    Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

Article 11

PATENT PROSECUTION AND ENFORCEMENT

11.1    Ownership of Inventions. Title to all inventions and other intellectual property made solely by Partner personnel or independent contractors (or that of any Affiliate) in connection with this Agreement shall be owned by Partner (or its respective Affiliate). Title to all inventions and other intellectual property made solely by Bioprojet personnel in connection with this Agreement shall be owned by Bioprojet. Title to all inventions and other intellectual property made jointly by personnel of Bioprojet and Partner in connection with this Agreement shall be jointly owned by Bioprojet and Partner. Prosecution of any Patent with respect to such jointly-owned inventions and intellectual property shall be solely as mutually agreed. Except to the extent any such jointly-owned inventions or intellectual property are included in subject matter licensed by one Party to the other Party under this Agreement, each Party may only practice any such jointly-owned inventions or intellectual property for its own internal purposes, and neither Party shall have the right to enforce, license, or assign such jointly-owned inventions or intellectual property, without the prior written consent of the other Party. Partner hereby grants to Bioprojet a non-exclusive, worldwide, irrevocable, royalty-free license, with the right to sublicense, under any Improvements to make, have made, use, sell, offer for sale, import, practice and otherwise exploit the same, subject to the exclusive rights granted to Partner under this Agreement with respect to the Product in the Partner Territory. As used herein, “Improvements” means any Patent, invention or other intellectual property made by or under authority of Partner (including any Partner Know-How) using, or in connection with the manufacturing, use and/or Commercialization the Product, in each case, to the extent the same is owned or Controlled by Partner or any of its Affiliates or Sublicensees.

11.2    Prosecution and Maintenance of Bioprojet Patents.

(a)    Prosecution. As between Partner and Bioprojet, Bioprojet shall, at its expense, have responsibility for the filing, prosecution and maintenance of all Bioprojet Patents in the Partner Territory. Bioprojet agrees to keep Partner generally informed of the course of patent prosecution or other proceedings with respect to the Bioprojet Patents within the Partner Territory. Partner shall hold all information disclosed to it under this Section 11.2 as confidential.

(b)    Patent Term Extensions. Bioprojet shall have the right with respect to the Bioprojet Patents, and Partner shall have the right with respect to any Patents owned or Controlled by Partner, or its Affiliates or Sublicensees, related to the Product, to file all applications and take actions necessary to obtain patent term extensions, or similar additional or supplemental protection, with respect to the Product under statutes in the Partner Territory, which extensions shall be owned by the Party that owns or Controls the underlying Patent. If such Party declines to pursue such patent term extensions, then the other Party shall have the right on behalf of such Party to file all such applications and take all such actions necessary to obtain such patent term extensions (or similar additional or supplemental protection) with respect to the Product. In each case, the Parties shall fully cooperate to obtain such extensions and additional protection.

11.3    Enforcement.

(a)    Enforcement Actions. In the event that Bioprojet or Partner becomes aware of actual or threatened infringement or misappropriation of any Bioprojet Patent or Bioprojet Know-How in the Partner Territory by the manufacture or sale or use of an unauthorized version of the Product (“Infringing Product”), that Party shall promptly notify the other Party in writing. Partner shall have the first right, but not the obligation, to initiate proceedings or take other appropriate action, at its own expense, against any such Third Party. If Partner does not initiate proceedings or take other appropriate action within ninety (90) calendar days of receipt of a request by Bioprojet to initiate an enforcement proceeding, then Bioprojet shall be entitled to initiate infringement proceedings or take other appropriate action against an Infringing Product at its own expense and to include Partner as a nominal party plaintiff. The Party conducting such action shall have full control over its conduct, including settlement thereof; provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. In any event, the Parties shall assist one another and cooperate in any such litigation at the other’s reasonable request.

(b)    Recovery. Bioprojet and Partner shall recover their respective actual out-of-pocket expenses (including attorneys’ fees), or equitable proportions thereof, associated with any litigation against infringers undertaken pursuant to Section 11.3 above or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery shall be allocated between Partner and Bioprojet as set forth in the following table to the extent such recovery represents damages relative to sales of Infringing Product in the Partner Territory:

Aggregate Recovery Amount in Excess of Out-of-Pocket Expenses	Percentage Payable to Bioprojet	Percentage Payable to Partner
Portion of such recovery less than or equal to US$200,000,000	13%	87%
Portion of such recovery greater than US$200,000,000 and less than or equal to US$400,000,000	15%	85%
Portion of such recovery greater than US$400,000,000 and less than US$600,000,000	21%	79%
Portion of such recovery greater than US$600,000,000	24%	76%

(c)    Cooperation. The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning the Bioprojet Patents or the Bioprojet Know-How within the Partner Territory and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party).

11.4    Third Party Infringement Claims. If the production, sale or use of the any Product in the Partner Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Bioprojet or Partner (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. The Party subject to such Infringement Action shall have the right to direct and control the defense thereof, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, the Party that is subject to the Infringement Action agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Infringement Action. Partner agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the Product or the manufacture, use or sale of the Product within or outside the Partner Territory, without the prior written consent of Bioprojet, which shall not be unreasonably withheld, conditioned or delayed; and Bioprojet agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the Product, or the packaging, use or sale of the Product, within the Partner Territory, without the prior written consent of Partner, which shall not be unreasonably withheld, conditioned or delayed.

11.5    Patent Marking. Partner agrees to mark, and have its Affiliates and Sublicensees mark, all patented Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the Partner Territory.

Article 12

TRADEMARKS

12.1    Display.

(a)    Except as set forth in this Section 12.1, all packaging materials, labels and Marketing Materials for the Product shall display the Product Trademarks, as listed in Exhibit 1.40, and no other product-specific trademarks or branding. Where possible, Partner shall utilize the mark “WAKIX” as the Product Trademark, or any other registered trademark designated as such by Bioprojet. If “WAKIX” cannot be used for legal, regulatory or other material reasons outside the Parties’ reasonable control, in the Partner Territory, Partner shall utilize the alternative registered trademark, chosen by Bioprojet as the Product Trademark. If neither “WAKIX” or the alternative Product Trademark can be used for legal, regulatory or other material reasons outside the Parties’ reasonable control, in the Partner Territory, the Parties will agree as to another Product Trademark to be filed and maintained by Bioprojet for use in the Partner Territory.

(b)    The Product shall be sold in the Partner Territory under the trade name of Partner; provided, however that to the extent permissible under applicable law within the Partner Territory, such packaging materials, labels and Marketing Materials shall also display the trade name of Bioprojet in reasonable size and prominence, as reasonably approved by Bioprojet. The trademarks of Partner, trade dress, style of packaging and the like with respect to the Product in the Partner Territory may be determined by Partner in a manner that is consistent with Partner’s standard trade dress and style, but shall be subject to the approval by the JSC.

12.2    Grant of License. Bioprojet hereby grants to Partner an exclusive license to use the Product Trademarks and Bioprojet’s trade name in the Partner Territory for the marketing, sale and promotion of the Product in accordance with this Agreement (the “Trademark License”), which Trademark License shall be reiterated pursuant to a separate agreement within ninety (90) days of the Effective Date. The ownership and all goodwill from the use of the Product Trademarks and Bioprojet’s trade name shall vest in and inure to the exclusive benefit of Bioprojet.

12.3    Registration of Trade Marks. Bioprojet (or its designee) shall be responsible for filing and registering at Bioprojet’s expense and in its own name (to the extent permitted by applicable law), appropriate registrations for such Product Trademarks in the Partner Territory.

12.4    Recordation of Licenses. If trade mark licenses must be recorded in the Partner Territory, Bioprojet will provide to Partner, on Partner’s written request, a separate trademark license for the Product Trademarks and Partner will arrange for the recordation of such trade mark license with the appropriate governmental agency, at Partner’s expense, promptly following receipt of such license from Bioprojet. Partner shall cooperate in the preparation and execution of such document(s).

12.5    Approval of Packaging and Promotional Materials. Without limiting Section 5.3 above, to preserve Bioprojet’s legal rights in the Product Trademarks, Partner shall submit representative Marketing Materials, packaging and Product displaying the Product Trademarks and/or Bioprojet’s trade name to Bioprojet for Bioprojet’s review and approval prior to the first use of such Marketing Materials, packaging or Product and prior to any subsequent change or addition to such Marketing Materials, packaging or Product; provided that if Bioprojet has not responded within thirty (30) calendar days after the submission of such Marketing Materials, packaging or Product, Bioprojet’s approval will be deemed to have been received.

12.6    Enforcement.

(a)    If either Party becomes aware of any actual or threatened infringement of any Product Trademark in the Partner Territory, such Party shall promptly notify the other Party in writing.

(b)    Partner shall have the first right, at its own expense, to initiate infringement proceedings or take other appropriate actions against an infringement of any Product Trademark in the Partner Territory and/or to defend any actions or proceedings involving the Product Trademarks in the Partner Territory, as the case may be.

(c)    If Partner does not initiate proceedings or take other appropriate action within ninety (90) calendar days after receipt of a request by Bioprojet to do so, then Bioprojet shall be entitled, at its own expense, to initiate infringement proceedings or take other appropriate action against an infringement of a Product Trademark in the Partner Territory, or to defend any actions or proceedings involving or affecting a Product Trademark in the Partner Territory, as the case may be.

(d)    The Party conducting such action shall have full control over the conduct of such action, including settlement thereof; provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the Product Trademarks in the Partner Territory nor the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(e)    In any event, the Parties shall keep one another informed of the status of their respective activities regarding any litigation in the Partner Territory involving a Product Trademark or settlement thereof and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party) and the other’s expense.

(f)    Partner and Bioprojet shall recover their respective actual out-of-pocket expenses, or proportionate percentages thereof, associated with any litigation against infringers undertaken pursuant to this Section 12.6 or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery shall be allocated between Partner and Bioprojet as set forth in the following table to the extent such recovery represents damages pertaining to the infringement of a Product Trademark in the Partner Territory:

Aggregate Recovery Amount in Excess of Out-of-Pocket Expenses	Percentage Payable to Bioprojet	Percentage Payable to Partner
Portion of such recovery less than or equal to US$200,000,000	13%	87%
Portion of such recovery greater than US$200,000,000 and less than or equal to US$400,000,000	15%	85%
Portion of such recovery greater than US$400,000,000 and less than US$600,000,000	21%	79%
Portion of such recovery greater than US$600,000,000	24%	76%

12.7    Termination of Trade Mark License. Partner’s right to use the Product Trademarks and the Bioprojet trade name shall terminate in the Partner Territory upon termination or expiration of the Trademark License. Partner shall take all such steps as Bioprojet may reasonably request to give effect to the termination of the license to the Product Trademarks and Bioprojet trade name in the Partner Territory and to record any documents that may be required to evidence the termination of such license and transfer to Bioprojet of all rights, registrations, recordations and the like for such Product Trademarks.

12.8    Domain Names. The Parties shall discuss in good faith and agree upon how to handle domain names containing the Product Trademarks, as listed in Exhibit 12.8.

Article 13

TERM AND TERMINATION

13.1    Term. The term of this Agreement shall commence on the Signing Date and continue in force and effect, unless terminated earlier pursuant to Section 13.2, 13.3, 13.4 or 13.5 below, until expiration of the Royalty Term (such period, the “Term”). Upon the expiration of the Term, the licenses granted to Partner under Article 2 hereof will become non-exclusive, perpetual, irrevocable, fully paid up, non-assessable and non-royalty bearing (except for the Trademark Royalty Payment). If this Agreement is terminated pursuant to its terms prior to the Closing, Bioprojet shall promptly (and in any event within two (2) business days) execute and deliver, pursuant to the Escrow Agreement, a Termination Notice in the form attached as Exhibit E to the Escrow Agreement.

13.2    Termination for Material Breach. Either Party shall have the right to terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its material obligations hereunder, and such default has continued for ninety (90) calendar days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of such ninety (90) calendar day period unless the breaching Party has cured any such breach or default prior to the expiration of the ninety (90) calendar day period. Notwithstanding the provisions of this Section 13.2, Partner shall not have the right to terminate the Agreement for breach of any of Bioprojet’s representations and warranties pursuant to Section 15.1 if prior to the Signing Date, Partner is aware of the fact or circumstances giving rise to such breach.

13.3    Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is not dismissed within ninety (90) calendar days after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of such other Party are seized or attached and not released within ninety (90) calendar days thereafter.

13.4    Termination for Patent Challenge. Bioprojet shall have the right to terminate this Agreement immediately upon notice to Partner if Partner, its Affiliate or its Sublicensees initiates or in any material respect, participates in or facilitates any action challenging the validity of Bioprojet Patents.

13.5    Termination prior to the Closing Date:

(a)    Bioprojet shall have the right to terminate this Agreement immediately upon notice to the other Party: (i) to the extent Bioprojet has made its HSR filing in material respect in accordance with this Agreement, if the Clearance Date does not occur, within two (2) months as from the Signing Date or (ii) if the Clearance Date has occurred but Partner has not provided to Bioprojet the Partner Closing Certificate.

(b)    Partner shall have the right to terminate this Agreement upon notice to Bioprojet (i) to the extent Partner has made its HSR filing in material respect in accordance with this Agreement, and diligently seeks Clearance, if the Clearance Date does not occur, within two (2) months as from the Signing Date or (ii) if the Clearance Date has occurred but Bioprojet has not provided to Partner the Bioprojet Closing Certificate.

Article 14

EFFECT OF TERMINATION

14.1    Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

14.2    Rights on Termination of Agreement in its Entirety. This Section 14.2 shall apply upon any termination of this Agreement in its entirety.

(a)    Wind-down Period.

(i)    Commercialization. To avoid disruption in the availability of Product to patients, if this Agreement is terminated after the First Commercial Sale of the Product in the Partner Territory, Partner, its Affiliates and its Sublicensees shall continue to distribute the Product, in accordance with the terms and conditions of this Agreement, in the Partner Territory for which Regulatory Approval therefor has been obtained, until eighteen (18) months after the date on which Bioprojet notifies Partner in writing that Bioprojet has secured an alternative distributor or licensee for the Product in the Partner Territory, but in no event more for than thirty six (36) months after the effective date of any termination of this Agreement (the “Wind-down Period”); provided that Partner, its Affiliates and its Sublicensees shall cease such activities, or any portion thereof, in the Partner Territory upon sixty (60) calendar days’ prior written notice by Bioprojet requesting that such activities (or portion thereof) be ceased. Notwithstanding any other provision of this Agreement, during the Wind-down Period, Partner’s and its Affiliates’ and, subject to Section 14.2(f) below, Sublicensees’ rights with respect to the Product (including the Product Trademarks) in the Partner Territory shall be non-exclusive and, without limiting the foregoing, Bioprojet shall have the right to engage one or more other distributor(s) and/or licensee(s) of the Product in all or part of the Partner Territory and Partner shall not have any obligation to incur additional costs to distribute the Product. Any Product sold or disposed by Partner, its Affiliates and, subject to Section 14.2(f) below, its Sublicensees in the Partner Territory during the Wind-down Period shall be subject to applicable payment obligations under Article 6 above. Within thirty (30) calendar days after expiration of the Wind-down Period, Partner shall notify Bioprojet of any quantity of the Product remaining in Partner’s inventory and Bioprojet shall have the option, upon notice to Partner, to repurchase any such quantities of the Product from Partner at the transfer price paid by Partner for such Product.

(b)    Assignment of Regulatory Filings and Regulatory Approvals. Partner shall assign (or cause to be assigned) to Bioprojet or its designee (or to the extent not so assignable, Partner shall take all reasonable actions to make available to Bioprojet or its designee the benefits of) all Regulatory Filings for the Product in the Partner Territory, including any such Regulatory Filings made or owned by its Affiliates and/or Sublicensees. In each case, unless otherwise required by any applicable law or regulation or requested by Bioprojet, the foregoing assignment (or availability) shall be made within thirty (30) calendar days after the effective date of any termination of this Agreement. In addition, Partner shall promptly provide to Bioprojet a copy of all Data and Partner Know-How pertaining to the Product in the Partner Territory to the extent not previously provided to Bioprojet and Bioprojet shall have the right to use and disclose all Data and Partner Know-How pertaining to the Product following termination of this Agreement. In addition, all such Data and Partner Know-How, to the extent specifically pertaining to the Product, shall be deemed Confidential Information of Bioprojet and not Confidential Information of Partner (and will not be subject to the exclusions under Sections 10.1(a) or (e) above).

(c)    Transition. Partner shall use diligent efforts to cooperate at Bioprojet’s expenses (or at Partner’s expenses if this Agreement is terminated for Partner’s breach) with Bioprojet, and/or its designee to effect a smooth and orderly transition in the development, sale and ongoing marketing, promotion and Commercialization of the Product in the Partner Territory during the Wind-down Period. Without limiting the foregoing, Partner shall, upon written request from Bioprojet, provide Bioprojet copies of customer lists, customer data and other customer information relating to the Product in the Partner Territory (except as prevented by the applicable laws and regulations relating to the protection of personal information), which Bioprojet shall have the right to use and disclose. Without limiting the foregoing, Partner shall use diligent efforts to conduct in an expeditious manner any activities to be conducted under this Section 14.2.

(d)    Licenses. Effective as of the date of expiration of the Wind-down Period, Partner hereby grants to Bioprojet an exclusive, worldwide, royalty-free license, with the right to grant sublicenses, under any Patents owned or Controlled by Partner related to the Product for the purposes of making, using, developing, importing, selling, distributing, marketing and promoting the Product.

(e)    Return of Materials. Within thirty (30) calendar days after the end of the Wind-down Period upon request by Bioprojet, Partner shall either return to Bioprojet or destroy all tangible items comprising, bearing or containing trade marks (including the Product Trademarks), trade names, patents, copyrights, designs, drawings, formulas or other Data, photographs, samples, literature, sales and promotional aids (“Product Materials”) and Confidential Information of Bioprojet, that is in Partner’s possession. Effective upon the end of the Wind-down Period, Partner shall cease to use all trademarks and trade names of Bioprojet (including the Product Trademarks) in the Partner Territory, and all rights granted to Partner hereunder with respect to the Product in the Partner Territory shall terminate.

(f)    Sublicensees. Any contracts with Sublicensees of the Product in the Partner Territory engaged by Partner shall, at the request of Bioprojet in its discretion, be assigned to Bioprojet to the furthest extent possible; provided that such assignment is accepted by the Sublicensee(s) in the Partner Territory. In the event such assignment is not requested by Bioprojet or is not accepted by such Sublicensee(s), then the rights of such Sublicensees with respect to the Product in the Partner Territory shall terminate upon the termination of Partner’s rights with respect to the Partner Territory. Partner shall ensure that its Affiliates and such Sublicensees (if not assigned to Bioprojet pursuant to this Section 14.2(f)) shall transition all rights in and to the Product back to Bioprojet in the manner set forth in this Section 14.2 as if such Affiliate or Sublicensee were named herein.

14.3    No Renewal, Extension or Waiver. Acceptance of any order from, or sale or license of, any Product to Partner after the notice or effective date of expiration or termination of this Agreement in its entirety shall not be construed as a renewal or extension hereof, or as a waiver of expiration or termination of this Agreement in its entirety.

14.4    Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except those described in the following Sections: Sections 10.1, 10.2, 10.3, 10.4, 10.8, 11.3(b), 12.6(f), Article 13, Article 14, Article 16, Article 19, Sections 20.2, 20.4, 20.6, 20.11, and 20.12.

Article 15

REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1    Representations and Warranties of Bioprojet. Bioprojet represents and warrants to Partner that, as of the Signing Date:

(a)    Bioprojet is a corporation duly organized, validly existing and is in good standing under the laws of France, is qualified to do business and is in good standing;

(b)    this Agreement and the other Transaction Documents are legal and valid obligations binding upon Bioprojet and enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement by Bioprojet has been duly authorized by all necessary corporate action and does not and will not in any material respect: (i) to Bioprojet’s knowledge, violate any applicable law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over Bioprojet; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding by which Bioprojet is bound;

(c)    Bioprojet has the full right and authority to grant the rights and licenses as provided herein;

(d)    Bioprojet has not previously granted any right, license or interest in or to the Bioprojet Patents, or any portion thereof, that is in conflict with the rights or licenses granted to Partner under this Agreement;

(e)    there is no action or proceeding pending against Bioprojet that questions in any material respect the validity of this Agreement or any action taken by Bioprojet in connection with the execution of this Agreement;

(f)    except for the NDA approval by the FDA and the HSR Clearance, Bioprojet has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Third Parties required to be obtained by it in connection with the execution, delivery and performance of this Agreement;

(g)    to Bioprojet’s actual knowledge, the Bioprojet Patents, Product Trademarks, and Bioprojet Know-How do not infringe the intellectual property of any Third Party;

(h)    to Bioprojet’s actual knowledge, there is no infringement by a Third Party of any of the Bioprojet Patents or the Bioprojet Know-How;

(i)    other than the opposition against the corresponding EP 1863487 patent in Europe, to Bioprojet’s actual knowledge, none of the issued Bioprojet Patents are invalid or unenforceable; and

(j)    Bioprojet is in compliance in all material respects with all, and has not violated in any material respect any, applicable laws with respect to the conduct of its business or the ownership or operation of its properties or assets. Bioprojet is in compliance with, and has conducted and does not have any director, officer, agent, employee, affiliate or other representative who is debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as amended, or any similar state law or regulation; excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7 et seq. or any state agency from participation in any federal or state health care program; or otherwise disqualified or restricted by FDA pursuant to 21 C.F.R. § 312.70 or any other regulatory authority.

15.2    Covenants, Representations and Warranties of Partner. Partner represents and warrants to Bioprojet that, as of the Signing Date:

(a)    Partner is a limited liability company duly organized, validly existing and is in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in each other state in which the failure to be so qualified and in good standing would result in a material adverse effect;

(b)    Partner’s and its shareholders’ issued capital and voting rights are held as set forth in Schedule 15.2(b); Paragon Health Equitty LLC’s issued capital and voting rights are held as set forth in Schedule 15.2(b);

(c)    Partner has hired Bob Repella as its CEO;

(d)    this Agreement and the other Transaction Documents are legal and valid obligations binding upon Partner and enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement by Partner has been duly authorized by all necessary limited liability company action and does not and will not in any material respect: (i) require the consent or approval of Partner’s stockholders; (ii) to Partner’s knowledge, violate any applicable law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over Bioprojet; nor (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, by which Partner is bound;

(e)    Partner has the full right and authority to grant the rights and licenses granted herein;

(f)    there is no action or proceeding pending against Partner that questions in any material respect the validity of this Agreement or any action taken by Partner in connection with the execution of this Agreement;

(g)    Partner has conducted an independent due diligence on the Licensed Assets and the Product, with the assistance of its advisers; and

(h)    Partner is in compliance in all material respects with all, and has not violated in any material respect any, applicable laws with respect to the conduct of its business or the ownership or operation of its properties or assets, including the following laws, as applicable: (i) the laws composing the Medicare and Medicaid Programs, including applicable provisions of the Social Security Act (e.g., Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, and the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b), (ii) (x) any other laws prohibiting rebates, kickbacks, fee-splitting or other financial incentives or inducements, including providing products or services below cost for the referral or continuation of business, and (y) the False Claims Act, 31 U.S.C. § 3729 et seq., and (iii) laws enforced by the FDA, including the FDCA and Section 21 of the C.F.R. Partner is in compliance with, and has conducted and does not have any director, officer, agent, employee, affiliate or other representative who is debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as amended, or any similar state law or regulation; excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7 et seq. or any state agency from participation in any federal or state health care program; or otherwise disqualified or restricted by FDA pursuant to 21 C.F.R. § 312.70 or any other regulatory authority.

15.3    DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

15.4    HSR Filing. Promptly following the Signing Date and no later than two (2) business days thereafter, each Party will promptly prepare and submit any necessary filings with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) under the US’s Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a) (“HSR”) with respect to this Agreement and the transactions contemplated hereby (collectively, the “HSR Filing”) and will use commercially reasonable efforts to obtain expiration of waiting period. Each Party will be responsible for its own costs; provided that Partner will pay all filing fee(s) required in the event of an HSR filing or filing for other governmental clearance. Both Parties will use all commercially reasonable efforts to cause the clearance to be obtained as quickly as possible. However, neither Party will be required to adversely affect its legal position (e.g., agree to divestitures or product restrictions) in the interest of expediting such clearance. In the event that any such approval or expiration of waiting period, as applicable, does not occur within two (2) months as from the Signing Date, either Party may terminate this Agreement under the conditions set forth in Section 13.5 herein.

Article 16

INDEMNIFICATION

16.1    Indemnification of Bioprojet. Partner shall indemnify and hold harmless each of Bioprojet, its Affiliates and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “Bioprojet Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses, claims, actions, suits or proceedings (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”)

incurred by any Bioprojet Indemnitee as a result of: (a) claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) arising from or in connection with the use or Commercialization of any Product by or on behalf Partner, its Affiliates or Sublicensees in the Partner Territory including, any Product Liability Claim in the Partner Territory; (b) any breach of any representations, warranties or covenants by Partner in Article 15 above; (c) any of the representations and warranties given by Partner in Section 15.2 hereof being untrue or incorrect as of the Effective Date (as if given on the Effective Date) in any material respect as a result of Partner’s actions or inactions during the period beginning on the Signing Date and ending on the Effective Date (including without limitation the items disclosed by Partner pursuant to clause (A) of Section 17.2(a)(i)), except to the extent such Liabilities fall within the scope of Bioprojet’s indemnification obligations set forth in Section 16.2 below or result from the willful misconduct of a Bioprojet Indemnitee.

16.2    Indemnification of Partner. Bioprojet shall indemnify and hold harmless each of Partner, its Affiliates and Sublicensees and the directors, officers and employees of Partner, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “Partner Indemnitees”), from and against any and all Liabilities incurred by any Partner Indemnitee as a result of: (a) a Third Party Claim arising from or in connection with the use or Commercialization of any Product by or on behalf Bioprojet or its licensee in the Bioprojet Territory ; (b) any breach of any representations, warranties or covenants by Bioprojet in Article 15 above; (c) any of the representations and warranties given by Bioprojet in Section 15.1 hereof being untrue or incorrect as of the Effective Date (as of given on the Effective Date) in any material respect as a result of Bioprojet’s actions or inactions during the period beginning on the Signing Date and ending on the Effective Date (including without limitation the items disclosed by Bioprojet pursuant to clause (A) of Section 17.2(b)(i)); or (d) if the Clearance Date has occurred, any suit, action or other proceeding pending or threatened before any court, governmental body or administrative or other agency (whether filed or arising before, on or after the Clearance Date) wherein an unfavorable injunction, judgment, order, decree, ruling or charge could be reasonably likely to (A) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; except to the extent such Liabilities fall within the scope of Partner’s indemnification obligations set forth in Section 16.1 above or result from the willful misconduct of a Partner Indemnitee.

16.3    Procedure. A Party that intends to claim indemnification under this Article 16 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Section 16.3 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 16.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 16.3. The Indemnitee under this Section 16.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

16.4    Disclaimer of Liability. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, THIS DISCLAIMER DOES NOT APPLY TO LIABILITY OR DAMAGES (A) RESULTING FROM A BREACH OF CONFIDENTIALITY OBLIGATIONS OF A PARTY UNDER ARTICLE 10, OR (B) SUBJECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS PURSUANT TO SECTIONS 16.1 AND 16.2. For the avoidance of doubt, out-of-pocket costs shall not by their sole nature be deemed indirect or incidental damages and may be regarded as direct damages to the extent directly related to the breach.

16.5    Insurance. Each Party shall secure and maintain in effect, during the Term of this Agreement and for a period of five (5) years thereafter, comprehensive general liability insurance (including product liability insurance), underwritten by a reputable insurance carrier, in a form and having liability limits standard and customary for entities in the pharmaceutical industry based on such Party’s activities and indemnification obligations under this Agreement, as applicable. Each Party shall furnish to the other Party, on request, certificates of insurance setting forth the amount of liability insurance and shall provide the other Party at least thirty (30) calendar days’ written notice prior to any termination or material reduction to the level of coverage.

Article 17

CLOSING

17.1    Closing. Subject to the satisfaction of the conditions set forth in Section 17.2 below, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place in no event later than the third business day following the date on which all the conditions set forth in Section 17.2 below shall have been satisfied or waived, unless another time and/or date is agreed to by Partner and Bioprojet in writing.

17.2    Closing Conditions.

(a)    The obligation of Bioprojet to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing:

(i)    Partner shall deliver to Bioprojet a certificate signed by Partner, dated the Effective Date, stating that (A) except as otherwise disclosed on such certificate, during the period beginning on the Signing Date and ending on the Effective Date Partner has taken no action, or failed to take any action, that resulted in the representations and warranties given by Partner in Section 15.2 hereof being untrue or incorrect as of the Effective Date and (B) except as otherwise disclosed on such certificate, as of the Effective Date, Partner does not have actual knowledge that any of the representations and warranties given by Partner in Section 15.2 are untrue or incorrect as of the Effective Date; and

(ii)    the Clearance Date shall have occurred.

(b)    The obligation of Partner to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing:

(i)    Bioprojet shall deliver to Partner a certificate signed by Bioprojet, dated the Effective Date, stating that (A) except as otherwise disclosed on such certificate, during the period beginning on the Signing Date and ending on the Effective Date Bioprojet has taken no action, or failed to take any action, that resulted in the representations and warranties given by Bioprojet in Section 15.1hereof being untrue or incorrect as of the Effective Date and (B) except as otherwise disclosed on such certificate, as of the Effective Date, Bioprojet does not have actual knowledge that any of the representations and warranties given by Bioprojet in Section 15.1 are untrue or incorrect as of the Effective Date; and

(ii)    the Clearance Date shall have occurred.

Article 18

EXCLUSIVITY

18.1    Exclusivity. During the period beginning on the Signing Date and ending upon the Effective Date or termination of this Agreement in accordance with its terms, Bioprojet shall not engage in discussions or negotiations (or provide information to) any Third Party (regardless of whether such Third Party has been contacted by Bioprojet or its representatives before and whether such Third Party has previously engaged in discussions or negotiations with Bioprojet or its representatives), solicit offers or enter into any binding agreement or non-binding term sheet with any Third Party whatsoever regarding the Commercialization of the Product in the Partner Territory that conflicts with this Agreement.

Article 19

DISPUTE RESOLUTION

19.1    Arbitration.

(a)    In the event a dispute arises (each, a “Dispute”), either Party may submit such Dispute to arbitration for final resolution by arbitration request (the “Arbitration Request”) under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators appointed in accordance with the said Rules (each such arbitration, an “Arbitration”). Each Arbitration will be conducted in English and all foreign language documents shall be submitted in the original language. The place of arbitration shall be Paris, France. The arbitrators in any Arbitration shall enforce and not modify the terms of this Agreement. The award of the arbitrators shall be final and binding on each Party and its respective successors and assigns. All costs and expenses of any Arbitration, including reasonable attorneys’ fees and expenses and the administrative and arbitrator fees and expenses, shall be borne by the Parties as determined by the arbitrators.

(b)    Confidentiality. Except to the limited extent necessary to comply with applicable law, legal process, or a court order or to enforce a final settlement agreement or secure enforcement or vacatur of the arbitrators’ award, the Parties agree that the existence, terms and content of any Arbitration, all information and documents disclosed in any Arbitration or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any Arbitration shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.

(c)    Communications with Internal Counsel. In the course of the negotiation and implementation of this Agreement and the resolution of any disputes, investigations, administrative or other proceedings relating thereto, each Party will call upon the members of its internal legal department to provide advice to such Party and its directors, employees and agents on legal matters. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of applicable law, each Party agrees not to request, produce or otherwise use any such communications between members of its legal department and directors, employees or agents in connection with any such disputes, investigations, administrative or other proceedings, to the extent such communications, if they had been exchanged between such Party and external attorneys, would have been covered by legal privilege and not disclosable.

Article 20

GENERAL PROVISIONS

20.1    Force Majeure. If the performance of any part of this Agreement (except for any payment obligation under this Agreement) by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such Party (including, fire, flood, earthquake, tsunami, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, acts of God or any acts, omissions or delays in acting of the other Party), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

20.2    Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement and resolution of all Disputes and any remedies relating thereto, shall be governed by, and construed and enforced in accordance with, the laws of England and Wales, without reference to conflict of law principles.

20.3    Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

20.4    Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

20.5    Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion cured within such sixty (60) day period. Any termination in accordance with the foregoing shall be deemed a termination under Section 13.2 by reason of a breach by the Party who made such assertion.

20.6    Entire Agreement; Amendments. This Agreement (including the Exhibits attached hereto), together with the Transaction Documents (when executed), constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and/or understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

20.7    Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission or facsimile (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

To Bioprojet:	To Partner:

Bioprojet Société Civile de Recherche [Address]	Harmony Biosciences, LLC [Address]

With a copy to:	With a copy to:

McDermott Will & Emery [Address]	Katten Muchin Rosenman LLP [Address]

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.

20.8    Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto. Either Party shall have the right to assign this Agreement to an Affiliate, with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed); provided that the assigning Party guarantees the performance of this Agreement by such Affiliate and such Affiliate agrees in a writing delivered to the non-assigning Party to assume all of the rights and obligations of the assigning Party under this Agreement; and further provided that if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, the non-assigning Party shall have no obligation to consent to the proposed assignment. Subject to the foregoing and to Section 20.9 below, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 20.8 shall be null and void.

20.9    Change of Control. During the portion of the Term ending on the third (3rd) year anniversary of the first NDA approval by the FDA (the “Initial Partner Restricted Period”), Partner agrees not to solicit or initiate a sale process with respect to a controlling interest of its equity or all, or substantially all, of its assets (each a “CoC Transaction”), without the prior written consent of Bioprojet, in Bioprojet’s sole discretion; provided that no such consent shall be required if Partner (or a successor corporate entity created for purposes of an initial public offering) undergoes an initial public offering of its equity (an “IPO”), in which case, Partner’s and its Affiliates’ senior executive management team will be subject to any normal and customary lock-up conditions (if any) to be agreed upon with the lead underwriter of the IPO.

If Partner and its board of directors hire an investment banker with respect to or otherwise decide to explore, a CoC Transaction during the Initial Partner Restricted Period or the subsequent two (2) year period, Partner shall provide Bioprojet with prompt written notice thereof, together with the information reasonably requested by Bioprojet to assess such CoC Transaction, and grant Bioprojet a sixty (60) calendar day right of first offer with respect to the equity or assets contemplated to be sold in such CoC Transaction (the “Right of First Offer”). During such sixty (60) calendar day period (as may be extended by written agreement of the Parties), Partner shall exclusively negotiate with Bioprojet in good faith such CoC Transaction; provided; however, that such obligation to negotiate shall in no event be deemed to require Partner to consummate a CoC Transaction with Bioprojet on terms that Partner does not find reasonable in its sole discretion.

After expiration of such sixty (60) calendar day Right of First Offer period, Bioprojet will be entitled to participate in any subsequent bidding process along with the other Third Party bidders and will be provided the same information as those Third Party bidders. If any such CoC Transaction is consummated with a Third Party(ies), Partner shall remain obligated with respect to all of its ongoing contractual obligations under this Agreement subsequent to the closing of such CoC Transaction.

In addition, except (a) in the case of an IPO or (b) with the prior written consent of Bioprojet, in Bioprojet’s sole discretion, during the portion of the Term ending on the fifth (5th) year anniversary of the first NDA approval by the FDA, Jeff Aronin shall not transfer or assign ownership of more than forty-nine percent (49%) of his equity interest (directly or indirectly) in Partner at Closing; provided, however, that, with respect to a CoC Transaction involving the sale of the equity of Partner, if (i) a buyer requires 100% equity ownership in Partner (including the entire equity interests held by Jeff Aronin) be included in such CoC Transaction and (ii) Partner’s board of directors determines that it has a fiduciary responsibility to cause the sale of 100% of the equity in Partner in such CoC Transaction, then Jeff Aronin shall be permitted to sell his entire equity interests (direct or indirect) in Partner, provided that, in such case and only such case, Bioprojet shall then be entitled to a one-time, non-creditable, non-refundable payment of Fifteen Million ($15,000,000) USD by Partner upon the closing of such CoC Transaction. From and after the fifth (5th) year anniversary of the NDA approval by the FDA, Jeff Aronin shall have the right to sell his equity interest (either direct or indirect and in whole or in part) in Partner without Bioprojet’s consent or the other restrictions set forth above.

20.10    No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Partner and Bioprojet. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

20.11    Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement. All references to “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States or France.

20.12    Counterparts; Other Matters. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Agreement delivered by facsimile or similar electronic transmission will be deemed to be binding as originals. This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this License and Commercialization Agreement as of the date first set forth above.

Bioprojet Société Civile de Recherche

BY:	/s/ Jeanne-Marie Lecomte
NAME:	Jeanne-Marie Lecomte
TITLE:	CEO

Harmony Biosciences, LLC

BY:	/s/ Jeff Aronin
NAME:	Jeff Aronin
TITLE:	Chairman

IN WITNESS WHEREOF, the Parties have executed this License and Commercialization Agreement as of the date first set forth above.

Bioprojet Société Civile de Recherche

BY:	/s/ Jeanne-Marie Lecomte
NAME:	Jeanne-Marie Lecomte
TITLE:	CEO

Harmony Biosciences, LLC

BY:	/s/ Jeff Aronin
NAME:	Jeff Aronin
TITLE:	Chairman

EXHIBIT 1.4

Existing Bioprojet manufacturing agreements

Current CMO	QT Agreement (with date of signature)	Supply Agreement (with date of signature)
Patheon FP 4.5 mg	CDC-QUA-233-02 (signed 14th June, 2016)	C-BRP-90182-R3 (signed 3rd June, 2016)

Patheon FP 18 mg	CDC-QUA-233-02 (signed 14th June, 2016)	Amendment to 4.5 mg agreement currently under signature at Path

Corden (ex Synkem) API	CDC-QUA-237-01 (signed 21st April, 2015	Currently under signature at Corden

EXHIBIT 1.7

Bioprojet Patents

PRIORITY	Filing	DESIGNATION	COUNTRY	STATUS (MM/DD/YY)
EP 98 401 944.8 and EP 98 403 351.4 (Réf. A21&A23) extended deadline: suppl protection certificate accepted (all EP countries listed)	1998 2004 2006 1999 2004 2006 2010 1999 1999	Compound BF 2.649	Europe 1st division 2nd division U.S.A. 1st division 2nd division 3rd division Canada Japan 1st division	Issued. Exp. Date : 07/29/2019 Issued. Exp. Date : 07/29/2019 Inactive since 2015
Issued. Exp. Date : 07/29/2019 Issued. Exp. Date : 02/02/2020 Issued. Exp. Date : 07/29/2019 Inactive since 2015
				Issued. Exp. Date : 07/29/2019 Issued. Exp. Date : 07/29/2019 Issued. Exp. Date : 07/29/2019

Fr 03-07 836 (Réf. A31)	2003	BF 2.649 + olanzapine	Europe U.S.A. Canada Japan Mexico South Korea	Issued. Exp. Date : 04/05/2026 Issued. Exp. Date : 10/21/2027 Issued. Exp. Date : 06/25/2024 Issued. Exp. Date : 06/25/2024 Issued. Exp. Date : 06/25/2024 Inactive since 2012

EP 05290728.4 (Réf. A37)	2005	BF 2.649 in Epilepsy	Europe U.S.A. Canada Japan Mexico South Korea	Inactive since 2008

PRIORITY	Filing	DESIGNATION	COUNTRY	STATUS (MM/DD/YY)
EP 05 290 727.6 and US 60/668,618 (Réf. A38 & A43)	2005	BF 2.649 in Parkinson’s disease

Europe
Norway
Eurasia, Ukraine

U.S.A.
Canada
Brazil
Colombia
Ecuador
Mexico

China, India, Japan
Philippines, Sth Korea
Singapore
Vietnam

Algeria, Tunisia,
Egypt, Libya
Morocco, AOPI
South Africa

Australia
New Zealand

Examination in progress Examination in progress Issued. Exp. Date : 03/30/2026

Issued. Exp. Date : 03/30/2029 Issued. Exp. Date : 03/30/2026 Examination in progress
Inactive since 2013
Inactive since 2015
Issued. Exp. Date : 03/30/2026

Issued. Exp. Date : 03/30/2026
Issued. Exp. Date : 03/30/2026 Issued. Exp. Date : 03/30/2026
Examination in progress

Examinations in progress
Examinations in progress
Issued. Exp. Date : 03/30/2026 Issued. Exp. Date : 03/30/2026

Issued. Exp. Date : 03/30/2026
Issued. Exp. Date : 03/30/2026

Fr 06-06 697 (Réf. A49)	2006	BF 2.649 + modafinil	Europe Eurasia U.S.A., Canada Brazil, Mexico China, India, Japan	Inactive since 2012

PRIORITY	Filing	DESIGNATION	COUNTRY	STATUS (MM/DD/YY)
EP 05 100 942.1 (Réf. A50)	2005	BF 2.649 Salt	Europe U.S.A. Division Canada Argentina Uruguay Chile, Mexico China Sth Korea, India, Japan Taiwan

Issued. Exp. Date : 02/06/2026

Issued. Exp. Date : 02/25/2029 Issued. Exp. Date : 02/06/2026 Issued. Exp. Date : 02/06/2026 Inactive since 2016
Examination in progress
Issued. Exp. Date : 02/09/2026

Issued. Exp. Date : 02/06/2026
Issued. Exp. Date : 02/06/2026 Issued. Exp. Date : 02/08/2026

EP 05 106 263.6 (Réf. A51)	2005	BF 2.649 Process	Europe Argentina Uruguay Chile India Taiwan	Inactive since 2008 Inactive since 2014 Examination in progress Inactive since 2009 Issued. Exp. Date : 07/05/2026 Issued. Exp. Date : 07/04/2026

EXHIBIT 1.40

Product Trademarks

26 juin 2017

COUNTRIES / TRADEMARKS

Country     United States of America

Trademark	Registered Owner	Classes	No / Date Application	No / Date Registration	Status	Next Renewal Due
WAKREM	BIOPROJET EUROPE LTD	5	87377316 20 mars 2017		Pending

WAKIX	BIOPROJET EUROPE LTD	5	1211316 25 juin 2014	4680400 03 Novr. 2015	Registered	25-juin-2024

EXHIBIT 5.1

Initial Commercialization Plan

[***]

EXHIBIT 9.1

Key terms of the Supply Agreement

1.

Current Suppliers. Bioprojet has entered into the agreements with current API and Product suppliers on terms that have been provided to Partner (the “Existing Agreement”). The Supply Agreement shall be consistent with such agreements and Bioprojet shall not be obliged to take over obligations that its current suppliers do not have in the Existing Agreements.

2.

Forecasts. Partner shall provide Bioprojet with its rolling forecasts ten (10) days in advance of any launch forecast being owed to one of the current Bioprojet’s existing suppliers; such rolling forecasts shall become binding upon Partner at the time and to the extent that Bioprojet’s corresponding forecast is binding upon Bioprojet.

3.	Acceptance of orders and lead time shall be consistent with the Existing Agreement and Bioprojet’s supply chain.

4.	Safety Stock. Bioprojet shall hold six (6) months of API and/or Product as commercial safety stock available solely to Partner, at Partner’s costs.

5.

Non-Conforming Product. If Bioprojet delivers Product that does not conform to the applicable warranties set forth in the Supply Agreement, then Bioprojet shall, at Partner’s election, promptly refund the transfer price paid for such non-conforming product or reperform the manufacturing of Product and supply conforming Product at no additional cost to Partner.

6.	Failure to Deliver. In the event of a failure to deliver, Partner will have the right to manufacture and/or hire its own CMO.

7.

Limitation of Remedies. Bioprojet’s liability in relation to a failure to supply by the applicable delivery date or a failure of such supplied additional quantities of API or Product to comply with the specifications therefor shall be capped to 100% of the aggregate price received by Bioprojet for the supply of API and Product over the 12-month period prior to such failure. In no event shall Bioprojet be liable to Partner or any of its Affiliates or Sublicensees for special, incidental, indirect, consequential or other monetary damages (including lost profits) in relation to a failure to satisfy its supply obligations.

8.	Other Terms. Other customary terms and provisions applicable to supply agreements for pharmaceutical products.

EXHIBIT 12.8

Domain Names

- wakix.us

- wakirem.us

(currently under registration process)

Schedule 15.2(b)

Ownership and Voting

Harmony Biosciences, LLC
Member	Ownership
Harmony Biosciences II, LLC	100%

Harmony Biosciences II, LLC
Member	Ownership
Marshman Fund Trust II U/A/D 5/1/08	100%

Paragon Health Equity, LLC
Member	Ownership
Marshman Fund Trust I	99%
Lisa Aronin	1%

TOTALS:	100%